Exhibit 10(n)

This Lease Agreement is
Confidential and Proprietary

EXECUTION COPY

CONFIDENTIAL AND PROPRIETARY

LEASE AGREEMENT

Dated as of December 21, 2001

BETWEEN

LMB FUNDING, LIMITED PARTNERSHIP

as Lessor

and

LOWER MOUNT BETHEL ENERGY, LLC

as Lessee

THIS LEASE HAS BEEN ASSIGNED AS SECURITY
FOR INDEBTEDNESS OF THE LESSOR. SEE SECTION 20.

This Lease has been manually executed in 38 counterparts, numbered consecutively from 1 through 38, of which this is No. ___. To the extent, if any, that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security interest in this Lease may be created or perfected through the transfer or possession of any counterpart other than the original executed counterpart which shall be the counterpart identified as counterpart No. __.

CONFIDENTIAL

LEASE AGREEMENT

Lease Agreement, dated as of December 21, 2001 (as the same may be amended, restated, modified or supplemented from time to time, "this Lease"), between LMB FUNDING, LIMITED PARTNERSHIP (the "Lessor"), a Delaware limited partnership formed by LMB Capital, Inc., its general partner, as lessor, and LOWER MOUNT BETHEL ENERGY, LLC, a Delaware limited liability company, as lessee (the "Lessee").

SECTION 1.   DEFINED TERMS

Unless the context otherwise requires, each term defined in this Section 1 shall, when used in this Lease, have the meaning indicated:

"Accrued Default Obligations" has the meaning set forth in paragraph (e) of Section 19 hereof.

"Accrued Termination Obligations" has the meaning set forth in paragraph (e) of Section 14 hereof.

"Acquisition Cost" means the Acquisition Cost (as defined in the Agreement for Lease) under the Agreement for Lease after making the Final Advance (as defined in the Agreement for Lease), plus the Completion Amount.

"Additional Rent" has the meaning set forth in paragraph (d) of Section 7 hereof.

"Adjusted Acquisition Cost" means, at the time of determination, the Acquisition Cost of the Project less (i) the aggregate amount of all Semi-Annual Rent Components theretofore included as portions of Basic Rent for any periods for which Basic Rent has been paid, and less (ii) any reduction in Adjusted Acquisition Cost provided for under subsection 2.3(b) of the Agreement for Lease (as adjusted pursuant to Section 3 of this Lease), paragraph (i) of Section 10 or paragraph (b) of Section 16 of this Lease.

"Affiliate" of any Person means any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agency Agreement" has the meaning set forth in the Agreement for Lease.

"Agreement for Lease" means the Agreement for Lease, dated as of the date hereof, between the Lessor, as owner, and the Lessee, as agent, providing for the acquisition, construction and equipping of the Project, as the same may be amended, restated, modified or supplemented from time to time.

"Applicable Contracting Party" means the contracting party identified in the applicable Land Improvement Contract, provided that such Person shall be an independent third party unaffiliated with the Lessee or the Guarantor.

"Appraisal Procedure" means the following procedure whereby an independent appraiser shall be appointed by the Lessor and the Lessee, with the consent of Assignee, to determine (A) the amount of wear and tear in excess of that attributable to normal use of the Project to which the provisions of paragraph (b)(iii) or paragraph (c)(iii) or paragraph (d) of Section 12 apply or (B) the fair market rental value of the Project, if such determination is required under paragraph (d) of Section 13 of this Lease. If no such appraiser is appointed by the mutual agreement of the Lessor and the Lessee within thirty (30) days of the written request of either the Lessor or the Lessee that an appraiser be appointed, the Lessor and the Lessee shall each appoint an independent appraiser within thirty (30) days thereafter, and the two appraisers so appointed shall appoint a third independent appraiser. Each appraiser appointed pursuant to the foregoing procedure shall, within thirty (30) days after appointment of the last appraiser, independently determine the amount of wear and tear in excess of that attributable to normal use or the fair market value of the Project, as the case may be. If the Lessor or the Lessee shall fail to appoint an independent appraiser within the above-mentioned thirty (30) day period, the appraiser appointed by the other party shall determine such amount or value. If a single appraiser is appointed, such appraiser's determination shall be final. If three appraisers are appointed, the amounts or values determined by the three appraisers shall be averaged, the amount or value which differs the most from such average shall be excluded, the remaining two amounts or values shall be averaged and such average shall be final. The expenses of all appraisers shall be paid by the Lessee. Each appraiser appointed pursuant to an "Appraisal Procedure" shall have experience in appraising generation facilities similar to the Project.

"Assets" means the Lessee's interest in any and all assets or property of any kind, real or personal, tangible or intangible, now owned or hereafter acquired by the Lessee.

"Assignee" means the Collateral Trustee and any successor to the Collateral Trustee. For purposes of the definition of "Material Adverse Effect", paragraphs (i)(d), (i)(i), (i)(x), (ii)(h) and (ii)(i) of Section 2, paragraphs (a) and (b) of Section 5, paragraph (g) of Section 8, paragraph (b) of Section 9, clauses (iii) and (iv) of paragraph (b) of Section 10, the last sentence of clause (ii) of paragraph (c) of Section 10, clause (iv) (other than the last reference to Assignee therein) of paragraph (c) of Section 10, paragraph (g) of Section 10, Section 11, paragraph (a) of Section 14, the last sentence of paragraph (b) of Section 20, and clause (iii) of paragraph (a) of Section 27, the term "Assignee" shall include each of the purchasers and holders from time to time of the Lessor's Senior Secured Notes and any other notes issued under any Note Purchase Agreement and each lender or other Person providing credit support to the Lessor under a Financing Arrangement entered into after the date hereof; for purposes of paragraph (c) of Section 8, the term "Assignee" shall include each Qualifying Assignee; and for purposes of paragraph (n) of Section 10 and Section 12, the term "Assignee" shall mean the Majority Holders (as defined in the Note Purchase Agreement).

"Assignment" means each assignment agreement referred to in Section 20 hereof, between the Lessor and a third party, pursuant to which the Lessor assigns certain of its rights under this Lease to such third party, as the same may be amended, restated, modified or supplemented from time to time.

"Assumed Indebtedness Amount" has the meaning set forth in paragraph (d) of Section 12 hereof.

"Basic Rent" means:

(a)   At each Basic Rent Payment Date during the Lease Term, and in respect of each full semi-annual period ending on June 20 or December 20 in which such Basic Rent Payment Date occurs, the sum of the Semi-Annual Rent Component plus an amount (the "Variable Component of Basic Rent") equal to the sum of (X) plus (Y) plus (Z), where (X), (Y) and (Z) have the following meanings:

(X)   (i)   the Equity Capital before payment of Basic Rent for such semi-annual period, multiplied by

       (ii)   a fraction having a numerator equal to 180 and a denominator of 360, multiplied by

      (iii)   the decimal equivalent of a percentage equal to the Semi-Annual Cost of Project Equity.

(Y)   (i)   the Debt Capital before payment of Basic Rent for such semi-annual period, multiplied by

       (ii)   a fraction having a numerator equal to 180 and a denominator of 360, multiplied by

       (iii)   the decimal equivalent of a percentage equal to the Semi-Annual Cost of Project Debt.

(Z)   (i)   the Adjusted Acquisition Cost before payment of Basic Rent for such semi-annual period, multiplied by

       (ii)   a fraction having a numerator equal to the number of days in such semiannual period and a denominator of 365, or in a leap year, 366, multiplied by

       (iii)   0.13%.

(b)   For any partial semi-annual period during the Lease Term, an amount equal to the sum of (X) plus (Y) plus (Z), where (X), (Y) and (Z) have the following meanings:

(X)   (i)   the Equity Capital, multiplied by

       (ii)   a fraction having a numerator equal to the number of days the Project is under lease during such partial semi-annual period (provided that, each full calendar month during such partial semi-annual period shall be deemed to be a 30-day month) and a denominator of 360, multiplied by

       (iii)   the decimal equivalent of a percentage equal to the Semi-Annual Cost of Project Equity; provided that, if the Effective Date falls on or after the Lease Rate Date during such partial semi-annual period such decimal shall be the decimal determined as of the next succeeding Lease Rate Date.

(Y)   (i)   the Debt Capital, multiplied by

       (ii)   a fraction having a numerator equal to the number of days the Project is under lease during such partial semi-annual period (provided that, each full calendar month during such partial semi-annual period shall be deemed to be a 30-day month) and a denominator of 360, multiplied by

       (iii)   the decimal equivalent of a percentage equal to the Semi-Annual Cost of Project Debt; provided that, if the Effective Date falls on or after the Lease Rate Date during such partial semi-annual period, the Semi-Annual Cost of Project Debt shall be determined as of the next succeeding Lease Rate Date.

(Z)   (i)   the Adjusted Acquisition Cost, multiplied by

       (ii)   a fraction having a numerator equal to the number of days the Project is under lease during such partial semi-annual period and a denominator of 365, or in a leap year, 366, multiplied by

       (iii)   0.13%.

(c)   For each semi-annual period during the Renewal Term of the Project, if any, an amount equal to the fair market rental value thereof, determined as provided in paragraph (d) of Section 13 hereof.

"Basic Rent Payment Date" means June 20th and December 20th during the Lease Term or Renewal Term, or, if such day is not a Business Day, the next succeeding Business Day.

"Budget" has the meaning set forth in the Agreement for Lease.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the City of Philadelphia are authorized by law to close.

"Capital Expenditures" means, for any period, the sum of the aggregate amount of all expenditures of the Lessee (other than expenditures made with the proceeds of casualty insurance) for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

"Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

"Capital Lease Obligations" means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

"Cash Proceeds" has the meaning set forth in paragraph (a) of Section 12 hereof.

"CERCLA" has the meaning set forth in paragraph (i)(m)(viii) of Section 2 hereof.

"CERCLIS" has the meaning set forth in paragraph (i)(m)(viii) of Section 2 hereof.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral Indenture" means the Indenture of Trust, Security Agreement and Collateral Assignment of Contracts, dated as of the date hereof, entered into by the Lessor and the Collateral Trustee, pursuant to which the Lessor has granted a security interest in certain collateral to the Collateral Trustee, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

"Collateral Trustee" means State Street Bank and Trust Company of Connecticut, National Association, in its capacity as collateral trustee under the Collateral Indenture, and its successors.

"Completion Advance" has the meaning set forth in the Agreement for Lease.

"Completion Amount" has the meaning set forth in paragraph (b) of Section 3 hereof.

"Computation Period" has the meaning set forth in the definition of Semi-Annual Cost of Project Debt in this Section 1.

"Consent" means each consent of the Lessee to an Assignment, pursuant to which the Lessee consents to the terms of such Assignment insofar as they relate to this Lease, as the same may be amended, restated, modified or supplemented from time to time.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (in each case to the extent deducted in computing such Consolidated Net Income) (i) Consolidated Interest Expense, (ii) provisions for income taxes and (iii) provisions for depreciation and amortization (including amortization of goodwill).

"Consolidated Interest Expense" means, for any period, the gross interest expense (including, without limitation, that attributable to Capital Lease Obligations or a Synthetic Lease) of the Guarantor and its Consolidated Subsidiaries determined on a consolidated basis for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Guarantor with respect to Interest Rate Protection Agreements, but without giving effect to the write-off of expenses associated with the termination of Interest Rate Protection Agreements.

"Consolidated Net Income" means, for any period, the net income (or net loss) of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis for such period and in accordance with GAAP, excluding the effects of gains or losses on sales of assets (excluding sales of inventory in the ordinary course of business) and other non-cash extraordinary gains or losses as determined in accordance with GAAP.

"Consolidated Subsidiary" means, with respect to any Person at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

"Construction Documents" has the meaning set forth in Section 1 of the Agreement for Lease.

"Contaminant" means any pollutant or substance that is or may be harmful to human health, natural resources or the environment and any hazardous substance, radioactive substance, hazardous material, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, industrial waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs or any hazardous or toxic constituent thereof defined as such or, regulated under Environmental Requirements as harmful to human health, natural resources or the environment.

"Corporation" means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

"Damages" has the meaning set forth in the definition of Environmental Damages in this Section 1.

"Debt Capital" means, at the time of determination, an amount equal to Adjusted Acquisition Cost minus Equity Capital.

"Easements" means the "Easements" as defined in the Ground Lease.

"Effective Date" means the date provided in paragraph (a) of Section 3 of this Lease.

"Engineering Services Agreement" means the Engineering Services Agreement, dated as of September 21, 2001, between the Lessor and the General Contractor, as amended by an Amended and Restated Engineering Services Agreement, dated as of November 19, 2001, between the Lessor and the General Contractor.

"Environmental Approvals" means all Governmental Actions, Permits, consents, licenses, and other approvals or authorizations required under applicable Environmental Requirements.

"Environmental Consultant" has the meaning set forth in the Agreement for Lease.

"Environmental Damages" means any and all claims, judgments, damages (including, without limitation, punitive damages), losses, penalties, fines, interest, fees, liabilities (including, without limitation, strict liability), taxes, obligations, encumbrances, liens, costs and expenses (including, without limitation, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, direct or indirect, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees (collectively "Damages"), any of which are asserted, imposed or incurred at any time pursuant to Environmental Requirements, including, without limitation:

      (i)   Damages arising from the existence of any Contaminants at, on, under, or emanating from or migrating to the Project (including any damages resulting from the transportation or arrangement for disposal of any Contaminants to any other location), or compliance or noncompliance with, or violation of, Environmental Requirements;

      (ii)   Damages for personal injury or threatened personal injury (including sickness, disease or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

      (iii)   Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in connection with any damages as described in subparagraphs (i) and (ii) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of Environmental Requirements, including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigation, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Lease or the Agreement for Lease or collecting any sums due hereunder or thereunder;

      (iv)    Damages associated with Environmental Matters; and

      (v)    Liability to any third person or Governmental Authority to indemnify such person or Governmental Authority for costs expended in connection with the items referenced in subparagraphs (i), (ii), (iii) and (iv) of this definition.

"Environmental Event" has the meaning set forth in paragraph (ii)(l) of Section 2 hereof.

"Environmental Lien" means a Lien in favor of any Governmental Authority for any (a) liability under any Environmental Requirement, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

"Environmental Matters" means any matter, fact or situation relating to or arising from (a) any violation or alleged violation of, or failure to meet, an Environmental Requirement relating to the Project, (b) any Release or threatened Release of any Contaminant on, under, emanating to or from the Project or the presence of any Contaminant which has come to be located on, from or under the Project from another location, (c) the generation, treatment, transport or disposal of any Contaminant at, to or from the Project, (d) any injury to human health or safety or the environment by reason of the matters described in clauses (a), (b) and (c) above, or (e) any revocation, expiration, termination or failure to obtain or maintain any Environmental Approval applicable to or required for the Project.

"Environmental Report" means the Phase I Environmental Site Assessment and Compliance Report dated December 18, 2001 relating to the Premises, prepared by the Environmental Consultant (as defined in the Agreement for Lease) and delivered to the Lessor and Assignee pursuant to Section 4 of the Agreement for Lease.

"Environmental Requirements" means all applicable federal, state and local laws (including duties under the common law), statutes, codes, ordinances, rules, regulations, directives, binding policies, permits, authorizations or orders relating to or addressing the environment, natural resources or human health, including, but not limited to, any law, statute, code, ordinance, rule, regulation, directive, binding policy, permit, authorization or order relating to (a) the use, handling, disposal, Release or threatened Release of any Contaminant or (b) worker health.

"EPC Contract" means the Engineering, Procurement and Construction Contract, dated as of December 20, 2001, between the Lessor and the General Contractor, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

"EPC Guaranty" means the Guaranty, dated as of December 20, 2001, by Foster Wheeler LLC to the Lessor, guaranteeing the obligations of the General Contractor under the EPC Contract, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

"Equity Capital" means, at the time of determination, the aggregate amount of cash contributions to the Lessor's capitalization made by the Lessor's general partner and limited partners constituting a part of Adjusted Acquisition Cost, less the aggregate amount of any returns of capital made to such partners at such time.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" has the meaning set forth in Section 18 hereof.

"Event of Loss" means any of the following events: (a) loss of all or a substantial portion of the Project or the use thereof due to destruction, damage beyond economical repair or rendition of the Project permanently unfit for the use contemplated by the Project Contracts on a commercially feasible basis for any reason whatsoever; and (b) any event which results in an insurance settlement with respect to the Project on the basis of a total loss or constructive total loss. A loss of a "substantial portion" of the Project or the Premises shall be deemed to occur if after such event, the remainder is not sufficient to permit operation of the Project on a commercially feasible basis in accordance with the Project Contracts and this Lease.

"EWG" means an Exempt Wholesale Generator, as defined in Section 32(a)(1) of the 1935 Act.

"Financing Arrangement" means each credit agreement, note purchase agreement, subordinated loan agreement, security agreement, indenture, mortgage, deed of trust and each other agreement or arrangement between the Lessor and a lender or lenders to the Lessor or other Person or Persons providing credit support to the Lessor or to debt issued by or on behalf of the Lessor related to the financing or refinancing of the Project, as any of the same may be amended, restated, modified or supplemented from time to time.

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"Gas Transportation Agreement" means the Gas Transportation Agreement to be entered into by and between PPL Interstate Energy Company and the Lessor.

"General Contractor" means Foster Wheeler USA Corporation, a Delaware corporation.

"General Partner" means LMB Capital, Inc., a Delaware corporation.

"Governmental Action" has the meaning set forth in paragraph (i)(d) of Section 2 hereof.

"Governmental Authority" means any agency, department, court or other administrative, legislative or regulatory authority of any federal, state or local governmental body.

"Ground Lease" means the Ground Lease, dated as of the date hereof, between the Lessee, as ground lessor, and the Lessor, as ground lessee, relating to the Premises, which Ground Lease includes a legal description of the Premises and a description of the Easements, as the same may be amended, restated, modified or supplemented from time to time.

"Guarantor" means PPL Energy Supply, LLC, a Delaware limited liability company, and its successors and permitted assigns.

"Guaranty" means the Guaranty, dated as of the date hereof, by and between the Guarantor and the Lessor, as the same may be amended, restated, modified, or supplemented from time to time.

"Indebtedness" means for any Person (i) all indebtedness or other obligations of such Person for borrowed money and all indebtedness of such Person with respect to any other items (other than income taxes payable, deferred taxes, deferred credits and accounts payable which are not more than thirty (30) days past due, or if more than thirty (30) days past due, are being contested pursuant to a Permitted Contest) which would, in accordance with GAAP, be classified as a liability on the balance sheet of such Person, (ii) all obligations of such Person to pay the deferred purchase price of property or services, including any such obligations created under or arising out of any conditional sale or other title retention agreement, (iii) all obligations of such Person (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit, (iv) all indebtedness or other obligations of such Person under or in respect of any swap, cap, collar or other financial hedging arrangement, (v) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii) or (iv) above, the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, and (vi) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or becomes liable for the payment of such indebtedness or obligations.

"Indemnified Person" has the meaning set forth in paragraph (a) of Section 11 hereof.

"Insurance Broker" means Marsh USA Inc., or such other nationally recognized insurance broker selected by the Lessee and reasonably satisfactory in all respects to the Lessor and Assignee.

"Insurance Requirements" means all insurance required to be obtained with respect to the Project pursuant to subsection 9.3 of the Agreement for Lease, if applicable, and Section 10 hereof and all terms of any insurance policy maintained by or on behalf of the Lessee or pursuant to a Construction Document or a Project Contract covering or applicable to the Project, all requirements of the issuer of any such policy, and all statutory requirements, orders, rules, regulations and other requirements of any governmental body related to insurance applicable to the Project.

"Intellectual Property Rights" means, collectively, all patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, proprietary computer software or copyrights (or any licenses, permits or agreements with respect to any of the foregoing) necessary to construct, operate, lease or use the Project or any part thereof as contemplated hereby.

"Interconnection Agreement" means the Interconnection Service Agreement, dated as of August 8, 2001, between PJM Interconnection, L.L.C. and the Lessor.

"Interconnection Facilities" means the interconnections at or available to the Project for transmission of electricity and the supply of water, natural gas, and other necessary utilities and services, including, without limitation, the 230 kV switchyard facilities, which are necessary to connect and deliver the Project's output to the transmission system owned by PPL Electric Utilities Corporation.

"Interest Rate Protection Agreements" means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

"Land Improvement Contracts" means, individually or collectively as the context may require, (a) the Township Development Agreement; (b) the Interconnection Agreement; (c) the Reimbursement and Ownership Agreement; (d) the Gas Transportation Agreement; or (e) any other agreement with (i) an electric utility or independent system operator or other third party for the interconnection of the Project to the electric transmission system of such electric utility of independent system operator or for transmission system upgrades of improvements necessary to provide transmission service for the electrical output of the Project; (ii) a natural gas supplier or transporter for interconnection of the Project to the supply of transportation systems of such natural gas supplier or transporter of or other third party for upgrades or improvements to a natural gas supplier or transporter's systems necessary to provide natural gas service to the Project; or (iii) water and sewer system operators for the interconnection of the project to water and/or sewer system upgrades or improvements necessary to provide water and sewer service to the Project.

"Lease Rate Date" has the meaning set forth in paragraph (b) of Section 7 hereof.

"Lease Term" has the meaning set forth in Section 6 hereof.

"Legal Requirements" means all laws, judgments, decrees, ordinances and regulations of a Governmental Authority and any other rules, orders and determinations of a Governmental Authority and all requirements having the force of law, now or hereinafter enacted, made or issued by a Governmental Authority, whether or not presently contemplated, and applicable to the Project or the construction, ownership, operation or use thereof, including, without limitation, all requirements of labor laws and Environmental Requirements, compliance with which is required at any time by a Governmental Authority from the date hereof through the Lease Term and any Renewal Term, whether or not such compliance shall require structural, unforeseen or extraordinary changes to the Project or the operation, occupancy or use thereof.

"Lessee" has the meaning set forth in the first paragraph of this Lease.

"Lessee Note" means the promissory note, dated December 21, 2001, from the Lessee, as borrower, in favor of the Lessor, as lender, evidencing the advances made by the Lessor to the Lessee thereunder, and any promissory note or notes of the Lessee issued in substitution thereof.

"Lessor" means LMB Funding, Limited Partnership or any successor or successors to all of its rights and obligations as the Lessor hereunder and, for purposes of Section 11 hereof, shall include any partnership (general or limited), corporation, limited liability company, trust, individual or other entity which computes its liability for income or other taxes on a consolidated basis with LMB Funding, Limited Partnership or the income of which for purposes of such taxes is, or may be, determined or affected directly or indirectly by the income of the Lessor or its successor or successors.

"Lessor Lien" means any Lien or disposition of title (a) arising as a result of any willful act or knowing omission of the Lessor, or (b) which is otherwise claimed by or through the Lessor and which is not related to the Project leased hereunder or the business of the Lessee, and which, in either case, is not permitted or contemplated by this Lease, the Agreement for Lease, any Financing Arrangement, the Project Contracts or the transactions contemplated thereby.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other, including without limitation mechanic's or materialmen's liens), or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

"Majority Holders" has the meaning set forth in the Note Purchase Agreement.

"Make-Whole Premium" means an amount equal to the amount of Make-Whole Premium (as defined in the Note Purchase Agreement) payable by the Lessor at any time pursuant to the terms of the Note Purchase Agreement.

"Material Adverse Effect" where such definition is used means a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, all in accordance with the terms and conditions of the Project Contracts and the Construction Documents, in each case in effect on the date hereof, and this Lease or the value or regulatory status of the Project, (ii) the ability of the Lessee to observe and perform its obligations under the Operative Documents or the Project Contracts, in each case in effect on the date hereof, in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (iii) the rights or interests of the Lessor or Assignee under the Operative Documents, the Guaranty or the Project Contracts.

"Memorandum of Understanding" means the Memorandum of Understanding, dated December 3, 1999, between PPL Corporation (successor in interest to PP&L Resources, Inc.) and the Lessee, as assigned to PPL Martins Creek, LLC pursuant to an Assignment and Assumption Agreement dated as of the date hereof.

"Merrill" means Merrill Lynch Money Markets Inc., a Delaware corporation.

"Merrill Leasing" means ML Leasing Equipment Corp., a Delaware corporation.

"Merrill Lynch" means Merrill Lynch & Co., Inc., a Delaware corporation.

"Modified Call Premium" means an amount equal to the amount of Modified Call Premium (as defined in the Note Purchase Agreement) payable by the Lessor at any time pursuant to the terms of the Note Purchase Agreement.

"1935 Act" means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations issued, published or promulgated from time to time thereunder.

"Note Purchase Agreement" means, collectively, the several Note Purchase Agreements, each dated as of the date hereof, between the Lessor and the purchasers of the Lessor's Senior Secured Notes due 2013, in respect of an aggregate principal amount of $436,918,000 of such notes, and any subsequent Note Purchase Agreements between the Lessor and the purchasers of any additional notes of the Lessor (whether senior or subordinate or secured or unsecured) in respect of an aggregate principal amount not to exceed $45,504,396 for financing any cost overruns as contemplated by subsection 2.2 of the Agreement for Lease, in each case as the same may be amended, restated, modified or supplemented from time to time.

"NPL" has the meaning set forth in paragraph (i)(m)(viii) of Section 2 hereof.

"Operating Account" has the meaning set forth in the Collateral Indenture.

"Operation and Maintenance Agreement" means the Operation and Maintenance Agreement for the Lower Mount Bethel Energy Project Sewage Treatment Facility, dated July 13, 2001, between Lower Mount Bethel Township and PPL Generation, LLC.

"Operative Documents" means this Lease, the Agreement for Lease, the Lessee Note and the Pledge Agreement.

"Operator" means the Lessee, or such other entity designated as successor operator of the Project by the Lessee that is, or is a member of a consolidated group that is, an experienced and reputable operator of electric generating assets in the United States.

"PCBs" has the meaning set forth in paragraph (i)(m)(xii) of Section 2 hereof.

"Permits" has the meaning set forth in the Agreement for Lease.

"Permitted Contest" has the meaning set forth in paragraph (a) of Section 27 hereof.

"Permitted Liens" means the following Liens and other matters affecting the Project: (a) Liens securing the payment of taxes, assessments and other governmental charges or levies which are either not delinquent or, if delinquent, are being contested by the Lessee in good faith as a Permitted Contest, in accordance with the provisions of Section 16 of the Agreement for Lease or Section 27 hereof, as applicable; (b) zoning and planning restrictions, subdivision and platting restrictions, easements, rights-of-way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of the Project, minor encroachments or minor irregularities of title, none of which individually or in the aggregate could reasonably be expected to materially impair the intended use or value of the Project; (c) reservations of mineral interests, none of which individually or in the aggregate could reasonably be expected to materially impair the intended use or value of the Project; (d) the Liens created pursuant to any Financing Arrangement or the Lessee Note; (e) leases, easements and licenses in effect with respect to the Project which are permitted by this Lease or which are delivered to and accepted by the Lessor and Assignee on or before the Effective Date; (f) other exceptions to the title of the Project as set forth in the title insurance policy delivered to the Lessor and Assignee under Section 4 of the Agreement for Lease (as amended from time to time through one or more of the date-down endorsements previously approved by the Lessor and Assignee as expressly provided in Section 5, 6 or 7 of the Agreement for Lease), other than Liens securing the payment of taxes, assessments and other governmental charges or levies; (g) any Lessor Lien; (h) that certain subordinated Mortgage, Security Agreement and Fixture Filing Statement dated as of December 21, 2001 from the Lessor to the Lessee; and (i) such other or additional matters as may be approved in writing by the Lessor and each Assignee.

"Person" means any individual, corporation, partnership, limited liability company, private limited company, joint venture, association, joint-stock company, trust, unincorporated organization of government or any agency or political subdivision thereof.

"Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, by and between the Lessee, as pledgor, and the Lessor, as pledgee, as the same may be amended, restated, modified or supplemented from time to time.

"Potential Default" means any event which, but for the lapse of time or giving of notice, or both, would constitute an Event of Default.

"Power Transformers Contract" means the Power Transformers Contract, dated as of December 21, 2001, between Siemens Power Transmission & Distribution, Inc. and the Lessor, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

"PPL Retirement Plan" means the defined benefit pension plan sponsored by PPL Services Corporation, most recently amended and restated effective July 1, 1999, bearing IRS Plan Identification Number (PIN) "001".

"Premises" means the leasehold estate demised to the Lessor pursuant to the Ground Lease.

"Project" means the Premises and the improvements and equipment (including all related appliances, appurtenances, accessions, controls, Interconnection Facilities, transmission lines, if any, wiring, furnishings, materials and parts, and other related facilities and equipment, along with any replacements thereof) constructed thereon pursuant to the EPC Contract (or any other Construction Documents entered into by the Lessee) and the Agreement for Lease, which constitute an approximately 600 megawatt net combined-cycle, gas-fired electric generation facility known as the LMB Energy Power Project, consisting of two gas turbine generators, heat recovery steam generators and related equipment.

"Project Contracts" means the Siemens Turbine Contract, the Ground Lease, the EPC Contract, the EPC Guaranty, the Engineering Services Agreement, the Power Transformers Contract, the Township Development Agreement, the Operation and Maintenance Agreement, the Interconnection Agreement, the Memorandum of Understanding, the Replacement MOU Agreement (from and after the date such agreement becomes effective), the Reimbursement and Ownership Agreement, the Gas Transportation Agreement and any other agreement or agreements entered into by the Lessee necessary for the construction and operation of the Project (from and after the date each such agreement becomes effective). A list of the Project Contracts is attached as Exhibit B hereto.

"Qualifying Assignee" means (i) each Noteholder or other Person originally providing credit support to the Lessor pursuant to a Financing Arrangement (together with the Affiliates of such Noteholder or other Person and any collateral trustee or agent for any thereof), or (ii) any transferee of such Noteholder or other Person which, in either case of (i) or (ii), holds at least $25 million aggregate principal amount of indebtedness under such Financing Arrangement.

"Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater, or any structure.

"Reimbursement and Ownership Agreement" means the Reimbursement, Construction and Ownership Agreement to be entered into by and between the Lessor and PPL Interstate Energy Company.

"Released Improvements" has the meaning set forth in paragraph (a) of Section 32 hereof.

"Released Land" has the meaning set forth in paragraph (a) of Section 32 hereof.

"Remedial Action" means actions required or otherwise undertaken by a Governmental Authority, or which are appropriate as a matter of prudent business practice and commercial reasonableness, to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; (iii) investigate and determine if a remedial response is needed; or (iv) design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

"Removable Improvements" has the meaning set forth in paragraph (d) of Section 9 hereof.

"Renewal Notice" has the meaning set forth in paragraph (d) of Section 13 hereof.

"Renewal Term" has the meaning set forth in paragraph (d) of Section 13 hereof.

"Replacement MOU Agreement" means the agreement to be entered into by the Lessee and PPL Martins Creek, LLC, relating to the provision of certain services and facilities for the Project and replacing the Memorandum of Understanding.

"Responsible Officer" shall mean the President, Vice President or Secretary of the Lessee and any other officers or similar officials of the Lessee responsible for administering the obligations of the Lessee hereunder as designated in writing by the Lessee to the Lessor.

"Semi-Annual Cost of Project Debt" means the weighted average percentage cost per annum (including as part of such cost any fees payable under or pursuant to any Financing Arrangements, but net of any investment earnings of the Lessor applied to the payment of costs) of borrowings outstanding under any Financing Arrangements (whether or not interest is accruing at a default rate) at any time during the period from and including the first day of the first month in the semi-annual period for which Basic Rent is being computed to and including the last day of the last month of the semi-annual period for which Basic Rent is being computed (the "Computation Period") to finance or refinance the acquisition and ownership of the Project.

"Semi-Annual Cost of Project Equity" means the weighted average percentage cost per annum (including as part of such cost distributions and any fees payable under or pursuant to the limited partnership agreement of the Lessor, but net of any investment earnings applied to the payment of costs) of equity contributions to the Lessor made pursuant to the limited partnership agreement at any time during the Computation Period to finance or refinance the acquisition and ownership of the Project.

"Semi-Annual Rent Component" means, with respect to each semi-annual period during the Lease Term, the amount (if any) set forth on Exhibit D hereto, as such Exhibit D may be amended from time to time pursuant to the terms of this Lease.

"Siemens Turbine Contract" means the Combined Cycle Power Island Equipment Supply Contract, dated as of August 11, 2000, between Siemens Westinghouse Power Corporation and the Lessor, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

"Subsidiary" means any Corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Guarantor or one or more other Subsidiaries of the Guarantor.

"Substantial Completion" has the meaning set forth in the Agreement for Lease.

"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

"Taking" has the meaning set forth in paragraph (a) of Section 16 hereof.

"Tax Advance" has the meaning set forth in paragraph (g)(iii) of Section 11 hereof.

"Tax Claim" has the meaning set forth in paragraph (g)(i) of Section 11 hereof.

"Taxes" has the meaning set forth in paragraph (b) of Section 11 hereof.

"Termination Covenants" means the following covenants made by the Lessee to the Lessor as a condition to the sale of the Project pursuant to Section 12 hereof: on the date of such sale (a) no Event of Loss, Taking, Event of Default, Potential Default or Termination Event shall have occurred and be continuing; (b) the Project shall not be undergoing any repairs, additions or alterations that could reasonably be expected to diminish the fair market value, utility or remaining economic useful life which the Project would have had at such time had such repair, addition or alteration not been undergoing (assuming the Project is in the condition required hereby); (c) the Project shall be in compliance with all Legal Requirements; (d) the Lessee shall, at its expense, deliver to the Lessor a Phase I environmental audit satisfactory in scope and content to the Lessor and Assignee (in each case in their reasonable discretion), to the effect that (i) no Environmental Matters exist with respect to the Project or the Premises as a result of the construction, operation and maintenance of the Project and (ii) the Project may be operated to its design capacity as of the Effective Date, subject to wear and tear attributable to ordinary use of the Project, in accordance with the Project Contracts and in compliance with Environmental Requirements; (e) the Lessee shall, at its expense, deliver to the Lessor and Assignee a report of a nationally recognized engineering firm reasonably satisfactory to the Lessor and Assignee, to the effect that the Project (i) has been maintained in accordance with the terms and conditions of Section 9 of this Lease and (ii) is capable of being operated and maintained in accordance with (1) the design specifications required by the EPC Contract as of the Effective Date, subject to wear and tear attributable to ordinary use of the Project, (2) the performance standards required under the EPC Contract as of the Effective Date (as modified or deemed modified to reflect any reduction in performance as a result of the payment of liquidated damages, according to the procedures set forth in the EPC Contract), subject to wear and tear attributable to ordinary use of the Project, (3) all Legal Requirements and (4) prudent industry practices; and (f) all Governmental Actions required for the operation of the Project shall have been obtained and shall be in full force and effect.

"Termination Event" means either (i) the failure at any time of PPL Corporation or its successors to own, directly or indirectly, 50.01% or more of the outstanding Voting Stock in the Guarantor, or (ii) the Guarantor's ratio of Consolidated EBITDA to Consolidated Interest Expense shall be less than 2.0 to 1.0 for the four most recently ended consecutive fiscal quarters (except for the fiscal quarter ended September 30, 2001, at the end of which such ratio shall be measured for the most recently ended consecutive three fiscal quarters) of the Guarantor (taken as a single accounting period).

"Termination Event Trigger" has the meaning set forth in paragraph (a) of Section 14 hereof.

"Termination Notice" has the meaning set forth in paragraph (a) of Section 12 hereof.

"Third-Party Project Event" means any Event of Default pursuant to paragraph (c) or (d) of Section 18(A) hereof that is not caused directly or indirectly by the Lessee, does not result directly or indirectly from the Lessee's actions or failures to act and is outside of the Lessee's control; provided, however, that no such Event of Default described above shall qualify as a "Third-Party Project Event" unless (i) the Lessee has used its best efforts to remedy such Event of Default during any grace or cure period applicable thereto in Section 18(A) hereof, and (ii) the Lessor and Assignee shall not have waived such Event of Default or extended the applicable grace or cure periods.

"Township Development Agreement" means the Land Development Improvements Agreement to be entered into by and between Lower Mount Bethel Township and the Lessor.

"Unrecovered Liabilities and Judgments" means all liabilities of an Indemnified Person, including, without limitation, taxes, losses, obligations, claims, damages (including, without limitation, Environmental Damages), penalties, premiums, make-whole payments, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys', experts', consultants' and accountants' fees and expenses) or judgments of any nature against an Indemnified Person relating to or in any way arising during the term of the Agreement for Lease and relating to or in any way arising out of (i) the Agreement for Lease and the Agency Agreement, (ii) all contracts and agreements entered into in accordance with the Agreement for Lease and the Agency Agreement (as defined in the Agreement for Lease), (iii) the Lessor's acquisition, ownership and financing of the Project, (iv) the Lessor's acquisition of a leasehold interest in the Premises pursuant to the Ground Lease, (v) the construction of the Project, (vi) a casualty, condemnation or force majeure event, (vii) the operation or use of the Premises or the Project by the Lessee or any agent, sublessee or subcontractor of the Lessee or (viii) the Construction Documents or the Project Contracts, and in each case arising or resulting directly or indirectly from events occurring prior to any termination of the Agreement for Lease, in each case to the extent that such Indemnified Person has not received full indemnification for such liabilities or judgments by the Lessee (unless such liabilities or judgments have arisen from the gross negligence or willful misconduct of such Indemnified Person or such Person's respective officers, directors, trustees, incorporators, shareholders, partners, employees, agents or servants acting on its behalf).

"Voting Stock" means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

SECTION 2.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE

      (i)   The Lessee represents and warrants to the Lessor as of the Effective Date and on the date of each Completion Advance that:

(a)   Corporate Matters. The Lessee (i) has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, (ii) has full power, authority and legal right to own and operate its properties and to conduct its business as presently conducted and to execute, deliver and perform its obligations under this Lease, the Agreement for Lease, each of the Project Contracts, the Pledge Agreement, the Lessee Note and any Consent, and (iii) is duly qualified to do business as a foreign limited liability company in good standing in the Commonwealth of Pennsylvania and in each other jurisdiction in which its ownership or leasing of properties or the conduct of its business requires such qualification except where the failure to so qualify would not impair the ability of the Lessee to observe and perform its obligations under the Operative Documents, any Project Contract or any Consent in a timely manner.

(b)   Binding Agreement. This Lease has been duly authorized, executed and delivered by the Lessee and, assuming the due authorization, execution and delivery of this Lease by the Lessor, this Lease is a legal, valid and binding obligation of the Lessee, enforceable against the Lessee according to its terms.

(c)   Compliance with Other Instruments. The execution, delivery and performance by the Lessee of this Lease, the Project Contracts, the Pledge Agreement, the Lessee Note and any Consent will not result in any violation of any provision of the certificate of formation or the operating agreement of the Lessee, do not require member approval or the approval or consent of any trustee or holders of indebtedness of the Lessee except such as have been obtained prior to the date hereof and will not conflict with or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property or assets of the Lessee under, any indenture, mortgage or other agreement or instrument to which the Lessee is a party or by which it or any of its property is bound, or any existing applicable law, rule, regulation, license, judgment, order or decree of any government, governmental body or court having jurisdiction over the Lessee or any of its activities or properties.

(d)   Governmental Consents. There are no consents, licenses, orders, authorizations, approvals, Environmental Approvals, Permits (as defined in the Agreement for Lease), waivers, extensions or variances of, or notices to or registrations or filings with any governmental or public body or authority (each a "Governmental Action"), (i) which are or will be required in connection with the valid execution, delivery and performance of this Lease or the Project Contracts, (ii) which are or will be required in connection with any participation by the Lessor or Assignee in the transactions contemplated by the Project Contracts or this Lease, (iii) which are or will be required in connection with the acquisition or ownership by the Lessor of the Project and all equipment for use with respect thereto, (iv) which are or will be required for the lease of the Project or the operation of the Project in accordance with and as contemplated by the Project Contracts and this Lease or (v) which are or will be required to be obtained by the Lessor, the Lessee, Merrill, Merrill Leasing, any Assignee or any Affiliate of the foregoing, during the term of this Lease, the Agreement for Lease or the Project Contracts, with respect to the Project or the Project Contracts, except such Governmental Actions (A) each of which (1) has been duly obtained, given or accomplished and is in full force and effect, with a true copy thereof delivered to the Lessor, or (2) is to be obtained but is not now required (but which is expected to be obtained in the ordinary course of business on or before the time required), including, without limitation, orders granting the Lessee and the Lessor the status of an EWG, (B) as may be required by applicable law not now in effect, (C) as may be required as a result of the business, properties or activities of Lessor, Merrill, Merrill Lynch, Merrill Leasing, any Assignee or any Affiliate of the foregoing and which are not solely dependent on the nature of the Project or the business of Lessee, or (D) as may be required by Lessor, Assignee or any Affiliate of either, if energy generated at the Project is sold by any such Person upon the termination of this Lease or after an Event of Default hereunder or in connection with the exercise of any remedy under which the Lessor or Assignee or any of their respective Affiliates would operate, possess or control the Project.

(e)   Intentionally Deleted.

(f)   Litigation. Except as set forth on Schedule 2(f) hereto, there is no action, suit, claim, counterclaim, proceeding or investigation, at law or in equity, by or before any court, governmental body, agency, commission or other tribunal now pending or threatened against or affecting the Project, the Lessee, or any property or rights of the Lessee or questioning the enforceability of this Lease or the Project Contracts, which could reasonably be expected to result in a Material Adverse Effect.

(g)   Intellectual Property. All Intellectual Property Rights required for the operation of the Project in accordance with and as contemplated by the Project Contracts or this Lease, have been or will in the ordinary course of business be timely obtained and, once obtained, will, to the extent required, remain in full force and effect. The Lessee owns or has, or will in the ordinary course of business timely obtain the right to use all technology, licenses, patents and other proprietary rights that are material and are required to perform the Lessee's obligations under the Project Contracts without any conflict with the rights of others.

(h)   Project Contracts. Each Project Contract to which the Lessee is a party has been or will be duly authorized, executed and delivered by the Lessee and, assuming the due authorization, execution and delivery of the Project Contracts by the other parties thereto, is or will be a legal, valid and binding obligation of the Lessee, enforceable against the Lessee according to its terms. The Lessee has not received notice from any party to a Project Contract that (i) such party is terminating any Project Contract, (ii) a default has occurred under any Project Contract or any Person has alleged that a default has occurred under any Project Contract or (iii) there are any claims for damages existing as a result of the Lessee's performance of or its failure to perform any of its obligations under any Project Contract. No default on the part of the Lessee, or to the Lessee's knowledge on the part of any other party thereto, has occurred and is continuing under any Project Contract on the date hereof.

(i)   Compliance with Legal Requirements and Insurance Requirements. The operation, use, and physical condition of the Project (i) are in full compliance with all Insurance Requirements and all premiums due with respect to such Insurance Requirements have been paid, and (ii) are in compliance with all Legal Requirements, except any Legal Requirements, the noncompliance with which, individually or in the aggregate, (A) will not place either the Lessor or any Assignee in any danger of civil liability which the Lessor or such Assignee is not adequately indemnified for by the Lessee or subject the Lessor or any Assignee to any danger of criminal liability as a result of failure to comply therewith, provided that, in the case of any such danger of criminal liability, any grace period in which to cure such non-compliance shall not be applicable and (B) could not reasonably be expected to result in a Material Adverse Effect.

(j)   Liens. The Project is not subject to any Lien, except for Permitted Liens, and none of such Permitted Liens could reasonably be expected to materially interfere with the use or possession of the Project or the use or exercise by the Lessor of its rights under this Lease or any other document contemplated hereby or entered into in connection herewith.

(k)   ERISA. The Lessee has not established and does not maintain or contribute to any employee benefit plan that is covered by Title IV of ERISA, except that the Lessee's employees may participate in the PPL Retirement Plan.

(l)   Status of Lessee. Not less than fifty percent (50%) of the voting membership interests of the Lessee is owned (directly or indirectly) beneficially and of record by the Guarantor.

(m)   Environmental.

Except as expressly identified in the Environmental Report or as set forth on Schedule 2(m) hereto:

      (i)   The Lessee and the Project comply and have at all times complied in all material respects with all Environmental Requirements applicable to the Project. Subject to the Lessee's right to pursue a Permitted Contest pursuant to Section 27 hereof, the Lessee and the Project shall at all times during the term of this Lease comply in all material respects with all Environmental Requirements applicable to the Project, including, without limitation, the use, maintenance and operation of the Project, and all activities and conduct of business related thereto, including, without limitation, the treatment, remediation, removal, transport, storage or disposal of any Contaminant;

      (ii)    The Lessee has obtained or has taken appropriate and timely steps, as required by Environmental Requirements, to obtain, and shall obtain and maintain all Environmental Approvals necessary for the construction and operation of the Project, all such Environmental Approvals already obtained are in good standing, and the Lessee and the Project are currently in material compliance and shall remain in material compliance with all terms and conditions of such Environmental Approvals. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such Environmental Approvals exists. There are no proceedings pending, or threatened, with respect to the Lessee, the Operator or the Project which would jeopardize the validity of or ability of the Lessee to obtain and comply with any such Environmental Approvals in a timely manner;

      (iii)   The Lessee has not received any notice that any of the third parties with which the Lessee or the Operator has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at the Project, or which otherwise participate or have participated in activities or conduct related to the Project, were not properly permitted at the relevant time to perform the foregoing activities or conduct;

      (iv)   The Lessee has not received any notice that it or the Project is subject to any investigation, and none of the Lessee, the Operator or the Project is subject to any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing in connection with the Project (A) any violation of any Environmental Requirements, (B) any Remedial Action, or (C) any Environmental Damages;

(v)   No Environmental Lien has attached to any portion of the Project, and the Lessee shall not cause or suffer any action or occurrence that will allow an Environmental Lien to attach to any portion of the Project;

      (vi)      The Lessee has not received, and does not have actual knowledge, after due inquiry, of any notice, claim or written communication from a Governmental Authority concerning (A) any alleged violation of any Environmental Requirements at the Project, whether or not corrected to the satisfaction of the appropriate authority, (B) any alleged liability of the Lessee for Environmental Damages arising out of or related to the Project, or (C) any alleged liability of the Lessee arising out of or related to the Project for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order or judgment outstanding, nor, to the actual knowledge of the Lessee, after due inquiry, any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the condition, ownership, use, maintenance or operation of the Project, or the suspected presence of Contaminants thereon or therefrom, nor, to the Lessee's actual knowledge, after due inquiry, does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed;

      (vii)      To the actual knowledge of the Lessee, after due inquiry, there has been no Release of any Contaminants which would constitute a violation of any Environmental Requirement with respect to the Project, result in Environmental Damages, or require any Remedial Action under any applicable Environmental Requirements, and the Lessee shall not cause or suffer any such Release during the term of this Lease;

      (viii)      The Project is not listed or, to the actual knowledge of the Lessee, proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and the Lessee is not aware of any conditions at the Project which, if known to a Governmental Authority, would qualify the Project for inclusion on any such list;

      (ix)      Neither the Lessee nor, to the actual knowledge of the Lessee, after due inquiry, any contractor engaged by the Lessee in connection with the Project has transported or arranged for the transport of any Contaminant from the Project to any facility or site for the purpose of treatment or disposal which (A) is included on the NPL, or, to the actual knowledge of the Lessee, (B) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated regulatory requirements, including, but not limited to, closure and post-closure related corrective action obligations affecting closed solid waste management units at such facility) issued under the federal Resource Conservation and Recovery Act or any state, local or foreign solid or hazardous waste regulatory law, or (C) at the time of the disposal was subject to a governmental enforcement action with respect to alleged violations of any Environmental Requirements, and the Lessee shall exercise reasonable efforts not to suffer or permit any such arrangement for treatment or disposal during the term of this Lease;

      (x)      Neither the Lessee nor, to the actual knowledge of the Lessee, after due inquiry, any contractor engaged by the Lessee in connection with the Project has engaged in or permitted, nor shall the Lessee engage in or permit, any operations or activities upon, or any use or occupancy of the Project or any portion thereof, for the purpose of or in any way involving the illegal or improper release, discharge, refining or dumping of any Contaminant or the illegal or improper handling, storage, use or disposal of any Contaminant, nor has the Lessee or, to the actual knowledge of the Lessee, after due inquiry, any other Person caused any Contaminant to be deposited, released, stored, disposed, leached or otherwise come to be located on, under, in or about the Premises, nor to the actual knowledge of the Lessee has any Contaminant migrated from the Premises onto or underneath other properties which would require any Remedial Action under any applicable Environmental Requirements or give rise to any Environmental Damages;

      (xi)      To the actual knowledge of the Lessee, after due inquiry, there is not constructed, placed, deposited, stored, disposed nor located on the Project any asbestos in any form which has become or threatens to become friable. The Lessee shall not cause, suffer or permit the use of any asbestos-containing material in connection with the management or operation of the Project during the term of this Lease;

      (xii)      To the actual knowledge of the Lessee, after due inquiry, there is not constructed, placed, deposited, released, stored, disposed, leached nor located on the Project any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs. The Lessee shall not suffer, cause or permit the use of any article or material containing PCB's at or on the Project during the term of this Lease;

      (xiii)      The Lessee has no liability, and has neither received nor is otherwise aware of any notice, claim or other communication alleging liability on the part of the Lessee, for the violation of any Environmental Requirements, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with the Project; and

      (xiv)      None of the matters identified in the Environmental Report, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n)   Project Authorizations. The Lessee (or its contractors or subcontractors) has obtained, or shall in the ordinary course of business obtain prior to the time required, all certificates, permits, licenses, authorizations and approvals, including Environmental Approvals, required (i) in the management and operation of the Project in accordance with and as contemplated by the Project Contracts or this Lease, and (ii) for acquisition of equipment related to the Project for use with respect thereto. A list of all such certificates, permits, licenses, authorizations and approvals required by all applicable law in effect on the date of this Lease is attached as Exhibit C hereto.

(o)   Compliance with Project Contracts. The physical condition of the Project as it is presently constructed and as it will be constructed pursuant to the requirements of the EPC Contract complies with all material requirements of each Project Contract then in effect and will, at the time required, enable the Lessee to perform all obligations under the Project Contracts and this Lease in accordance with their respective terms.

(p)   Pledge Agreement. The Pledge Agreement has been duly authorized, executed and delivered by the Lessee and, assuming the due authorization, execution and delivery of the Pledge Agreement by the Lessor, is a legal, valid and binding obligation of the Lessee, enforceable against the Lessee according to its terms. The Pledge Agreement creates a valid first priority security interest in the Collateral (as defined in the Pledge Agreement) now in existence, securing the payment of the Secured Obligations (as defined in the Pledge Agreement). All action necessary to perfect the security interest in the Collateral has been taken, and such security interest has priority over any other Lien on the Collateral, except for Permitted Liens.

(q)   Operation of the Project. The Project will, on and after the achievement of Commercial Operation (as such term is defined in the Agreement for Lease), be able in the Lessee's reasonable judgment (i) to be operated in material compliance with all existing material Governmental Actions, the Project Contracts and this Lease for a period of at least 20 years thereafter, and (ii) to be mechanically operated on a safe basis in compliance with all existing material Governmental Actions for a period of at least 25 years thereafter.

(r)   Utility Availability. All utilities, services, facilities and Interconnection Facilities required for the operation of the Project (including, but not limited to, potable water supply, gas, electric and telephone facilities) are available for use at the boundaries of the Premises or within a reasonable distance from the Premises, and arrangements on commercially reasonable terms have been, or shall be in the ordinary course of business, made for the provision of such services to the Project.

(s)   No Default. Neither the Lessee nor the Guarantor is in violation of or in default under or with respect to any Legal Requirement in any respect which could reasonably be expected to have a Material Adverse Effect.

(t)   Taxes. The Lessee has filed or caused to be filed all tax returns which are required to be filed by it and all such tax returns were true, correct and complete as of the date filed. The Lessee has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its assets and properties and has paid all other taxes, fees or other charges imposed on it by any Governmental Authority (except taxes, fees and charges subject to a Permitted Contest).

(u)   Nature of Lessee's Business. The Lessee (A) has not engaged in any business other than as contemplated by paragraph (ii)(j) of Section 2 herein, (B) is not a party to any contract, operating lease, agreement or commitment other than as contemplated by paragraph (ii)(j) of Section 2 herein, and the Agency Agreement, the Construction Documents and the Project Contracts and (C) has not created, assumed or incurred any Indebtedness other than pursuant to this Lease, the Agreement for Lease, the Lessee Note, and the Agency Agreement, the Construction Documents and the Project Contracts.

(v)   Lessee Note. The Lessee Note has been duly authorized, executed and delivered by the Lessee and is a legal, valid and binding obligation of the Lessee, enforceable against the Lessee according to its terms.

(w)   Public Utility Holding Company Act. The Lessee is not subject to regulation under the 1935 Act as a "public-utility company" or a "holding company", within the meaning of the 1935 Act.

(x)   Regulation. Neither the Lessor nor any Assignee nor any of their respective Affiliates is or will be, solely by reason of (i) its entering into this Lease or any other document contemplated hereby, (ii) the acquisition, ownership, leasing or financing of the Project (or any part thereof) or (iii) the operation of the Project (or any part thereof) during the term of this Lease or the Agreement for Lease in accordance with and as contemplated by the Project Contracts and this Lease, be subject to financial, rate or other similar regulation as, a public utility, or an electric utility or a public utility holding company under a Legal Requirement (including any Legal Requirement (A) under the 1935 Act, (B) imposed by any state or local public utility commission or other similar regulatory body, authority or group having jurisdiction over the Lessor or the Lessee or any such transactions or activities, or (C) under the Federal Power Act, as amended), except in connection with the exercise of any remedy under which the Lessor or Assignee or any of their respective Affiliates would operate, possess or control the Project (or any part thereof).

      (ii)   The Lessee covenants to the Lessor:

(a)   Limitation on Indebtedness. The Lessee will not incur, assume, suffer to exist, directly or indirectly guaranty or at any time be liable with respect to any Indebtedness except Indebtedness of the Lessee (i) evidenced by the Agency Agreement, this Lease, the Agreement for Lease and any Indebtedness specifically permitted by the Agency Agreement, this Lease, the Agreement for Lease or the Lessee Note or (ii) owing to an Affiliate of the Lessee or to the Guarantor, which Indebtedness is by its terms unsecured, subordinate and junior to the Indebtedness described in clause (i) above, so long as such Indebtedness contains and is subject to provisions not more favorable to obligee than those described on Schedule 2(a) hereto or on such other terms as are reasonably satisfactory to the Lessee, the Lessor and Assignee.

(b)   Distributions in Default. So long as an Event of Default pursuant to paragraph (a) of Section 18(A) of this Lease has occurred and is continuing, the Lessee will not make any distributions or return of capital of any kind to any of its equity investors or any payment of management fees or any payments of principal or interest on any Indebtedness (other than pursuant to this Lease, the Agreement for Lease and the Lessee Note).

(c)   Maintenance of Existence. The Lessee will maintain its legal existence and its good standing under the laws of the State of Delaware until the expiration or other termination of this Lease and the payment of all amounts owing hereunder.

(d)   Liens. The Lessee will not create, incur, assume or permit to exist any Lien upon any of its Assets, other than Permitted Liens.

(e)   Subsidiaries. The Lessee will not acquire or create an equity interest in any Person.

(f)   Pension Plans. The Lessee will not establish or become party to any employee benefit plan that is covered by Title IV of ERISA, except that the Lessee's employees may participate in the PPL Retirement Plan; provided, however, that the Lessee shall not make any contribution to the PPL Retirement Plan (i) that would be required in order to avoid incurring an accumulated funding deficiency pursuant to Section 412 of the Code, or (ii) to reimburse or indemnify any ERISA Affiliate (as defined by Section 414 of the Code) of the Lessee for such contributions being made on the Lessee's behalf.

(g)   Delivery of Information. The Lessee shall deliver to the Lessor and Assignee from time to time, (i) promptly, and in any event within ten (10) days after request, such information available to the Lessee with respect to the Lessee's operations, business, properties, assets, financial condition or litigation as the Lessor or Assignee shall reasonably request; (ii) promptly, and in any event within ten (10) days after a Responsible Officer obtains actual knowledge of any Event of Default, Potential Default, Termination Event, Event of Loss, or Taking, a certificate of a Responsible Officer specifying the nature and period of existence of such Event of Default, Potential Default, Termination Event, Event of Loss or Taking, and what action, if any, the Lessee or the Guarantor has taken, is taking, or proposes to take with respect thereto; (iii) promptly, and in any event within ten (10) days after a Responsible Officer obtains actual knowledge of any change in the financial condition or business of the Lessee which could reasonably be expected to result in a Material Adverse Effect, or of any Environmental Damages in excess of $5,000,000 or in respect of governmental fines or obligations (other than taxes) or liabilities or obligations arising as a result of Environmental Matters in excess of $5,000,000, or of any litigation of the type described in paragraph (i)(f) of this Section 2, a certificate of a Responsible Officer describing such change, liabilities, obligations or litigation, as the case may be, and what action, if any, the Lessee has taken, is taking, or proposes to take with respect thereto; (iv) promptly, and in any event not more than ten (10) days after the end of each fiscal quarter of the Lessee, a certificate of a Responsible Officer stating, to the best knowledge of such Responsible Officer after reasonable inquiry, whether there exists on the date of such certificate any Event of Default, Potential Default, Termination Event, Event of Loss, Taking, or default under any Project Contract which could reasonably be expected to result in a Material Adverse Effect, and if any Event of Default, Potential Default, Termination Event, Event of Loss, Taking, or such default under any Project Contract exists, specifying the nature and period of existence thereof and what action, if any, the Lessee or the Guarantor has taken, is taking, or proposes to take with respect thereto; (v) promptly, and in any event within ten (10) days after a Responsible Officer obtains actual knowledge of any legal, governmental or regulatory proceeding which if adversely determined could reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer, describing each such proceeding and what action, if any, the Lessee has taken, is taking, or proposes to take with respect thereto; (vi) promptly, and in any event within five Business Days after the occurrence of any litigation or proceeding known to the Lessee affecting the Operator that if adversely determined could reasonably be expected to impair the ability of such party to perform its obligations under the Project Contracts; (vii) promptly, and in any event within ten (10) days after receipt, all written communications relating to any pending investigations, claims or proceedings with respect to any Governmental Action or proposing to amend, modify or affect any Governmental Action then required to be in effect with respect to the Project; (viii) promptly, and in any event within ten (10) days after its execution, a copy of any Project Contract or replacement thereof; and (ix) promptly, and in any event within five Business Days after the receipt thereof, any notices from any party to any Project Contract that (a) such party has proposed to amend, modify or waive any term of any Project Contract or any amendment, modification or waiver of any Project Contract has occurred, (b) such party is commencing or proposes to commence any dispute resolution procedure under the terms of any Project Contract, (c) such party has proposed to terminate any Project Contract or any termination of a Project Contract has occurred, (d) a default or a force majeure event has occurred under any Project Contract or any Person has alleged that a default or a force majeure event has occurred under any Project Contract, or (e) there are claims for damages existing as a result of the Lessee's performance of or its failure to perform any of its obligations under any Project Contract.

(h)   Public Utility Holding Company Act. The Lessee shall not become a "holding company" within the meaning of the 1935 Act, shall not become an Affiliate of a holding company registered under the 1935 Act (except that the Lessee may become an Affiliate of a holding company registered under the 1935 Act so long as the rights of the Lessee under the Project Contracts and the rights of the Lessor or any Assignee under this Lease or any other document contemplated hereby are not adversely affected), and shall not become regulated as a holding company under any other Federal, state or local Legal Requirement (except that the Lessee may become regulated as a public utility company so long as the rights of the Lessee under the Project Contracts and the rights of the Lessor and any Assignee under this Lease and any other documents contemplated hereby are not adversely affected).

(i)   Regulation. Neither the Lessor nor any Assignee nor any of their respective Affiliates shall, solely by reason of (i) its entering into this Lease or any other document contemplated hereby, (ii) the acquisition, ownership, leasing or financing of the Project (or any part thereof) or (iii) the operation of the Project (or any part thereof) during the term of this Lease or the Agreement for Lease in accordance with and as contemplated by the Project Contracts and this Lease, become subject to financial, rate or other similar regulation as, a public utility, or an electric utility or a public utility holding company under a Legal Requirement (including any Legal Requirement (A) under the 1935 Act, (B) imposed by any state or local public utility commission or other similar regulatory body, authority or group having jurisdiction over the Lessor or the Lessee or any such transactions or activities, or (C) under the Federal Power Act, as amended), except in connection with the exercise of any remedy under which the Lessor or Assignee or any of their respective Affiliates would operate, possess or control the Project (or any part thereof).

(j)   Lessee's Business. The Lessee shall not construct or operate any generation facility that is not subject to the terms of this Lease or the Agreement for Lease. The Lessee will not enter into any business other than (i) as contemplated by the terms of the Project Contracts, (ii) the constructing, operating, maintaining, repairing and equipping of the Project as agent of the Lessor pursuant to the Agreement for Lease, (iii) the leasing and financing of the Project pursuant to this Lease, the Lessee Note and the documents incidental hereto, and (iv) matters incidental to the performance of its obligations under clauses (i), (ii) and (iii) of this sentence. The Lessee shall not enter into any contract other than those contracts (1) contemplated by this Lease or (2) in connection with matters contemplated by the foregoing clauses (i), (ii), (iii) and (iv); provided that (a) to the extent that such assignment is permitted by the terms and conditions of each applicable contract (and the Lessee hereby acknowledges that it shall use commercially reasonable efforts to secure terms and conditions permitting such assignment in all contracts applicable to the Project), the Lessee shall collaterally assign to the Lessor, at no cost to the Lessor, all of the Lessee's right, title and interest in such contracts pursuant to the Pledge Agreement, and (b) if (x) such contract will materially and adversely affect the Lessee's ability to perform its obligations under this Lease or the Project Contracts, or (y) unless such contract is related to the operation, maintenance or repair of the Project, such contract involves Indebtedness or other obligations (contingent or otherwise) that after the Project achieves Substantial Completion would exceed in the aggregate $50,000 in any four year period, the Lessee shall be required to obtain the consent of the Lessor and Assignee to such contract prior to its execution.

(k)   Capital Expenditures. The Lessee will not make any Capital Expenditures with respect to the Project that could reasonably be expected to result in a Material Adverse Effect.

(l)   Notice of Environmental Events:

      (i)   The Lessee shall promptly, but in any case within ten (10) days of receiving actual notice thereof, notify the Lessor and Assignee if, on or after the Effective Date, (A) any Environmental Matter has occurred involving the Project or any part thereof (including, but not limited to, the presence, emission or unpermitted Release of Contaminants or the violation of any applicable Environmental Requirements) that if adversely determined could reasonably be expected to result in penalties or other liabilities in excess of $5,000,000 or (B) the Lessee has received notification that the Project or any part thereof is the subject of a proceeding that could reasonably be expected to result in any ordered remediation or corrective action or other liability related to an Environmental Matter, the cost of which liability could reasonably be expected to exceed $5,000,000 (each of (A) and (B) an "Environmental Event").

Following the receipt of a notice pursuant to clause (i) above, the Lessor and Assignee, in each case in their sole discretion, may require the Lessee to cause to be conducted by the Environmental Consultant, an environmental audit of the Project or related operation on which the Lessor or Assignee may rely, the scope of which audit shall be limited to confirming the magnitude and anticipated cost of the liability resulting from the Environmental Event and to provide a copy of such environmental consultant's report on its audit to the Lessor and Assignee.

      (ii)   The Lessee shall immediately initiate, or cause to be initiated at no cost to the Lessor or Assignee, such actions as may be necessary to comply in all respects with all applicable Environmental Requirements and to alleviate any significant risk to human health or the environment if the same arises from a condition on or in respect of the Project or any part thereof, whether existing prior to, on or after the date of this Lease. Once the Lessee commences such actions, the Lessee shall thereafter diligently and expeditiously proceed to comply materially and in a timely manner with all Environmental Requirements and to eliminate any significant risk to human health or the environment and shall, at the request of the Lessor or Assignee during the Lease Term, give periodic progress reports on its compliance efforts and actions.

(m)   Operation of Project. The Lessee shall obtain in a timely manner and maintain in full force and effect all Governmental Actions required to perform its obligations under the Project Contracts and will upon the reasonable request of the Lessor or Assignee provide a copy of each such Governmental Action to the Lessor and Assignee.

SECTION 3.   LEASE OF THE PROJECT

(a)   The date upon which the Lessee receives the Final Advance (as defined in the Agreement for Lease) under the Agreement for Lease shall be the "Effective Date". Prior to the Effective Date, the Project and the rights and obligations (including all rights and obligations arising under paragraphs (a) and (b) of Section 11 hereof) of the Lessor and the Lessee shall be governed only by the Agreement for Lease. From and after the Effective Date, the Lessor does hereby lease the Project (including a sublease of the Premises) to the Lessee for the Lease Term and any Renewal Term and the Project and the rights and obligations of the Lessor and the Lessee shall be governed by this Lease and not the Agreement for Lease, except to the extent otherwise expressly provided in this Lease and the Agreement for Lease. On the Effective Date, the Lessee shall be deemed to have certified that all representations and warranties of the Lessee contained in this Lease are true and correct in all material respects on and as of the Effective Date. As provided in paragraph (i) of Section 6 of the Agreement for Lease, on the Effective Date, Exhibit D to this Lease shall be amended, if necessary.

(b)   Up to six (6) months after the Final Advance (as defined in the Agreement for Lease), the Lessee may request Completion Advances under the Agreement for Lease by delivering a Certificate of Increased Cost (as defined in the Agreement for Lease) to the Lessor and otherwise complying with the terms of Section 7 of the Agreement for Lease. On or before the fifth Business Day prior to the date upon which the Lessee receives the Final Advance (as defined in the Agreement for Lease), the Lessee shall designate the maximum aggregate amount of all Completion Advances to be requested hereunder (the "Completion Amount"). After such designation the aggregate amount of all Completion Advances shall not exceed the Completion Amount. The provisions of paragraph (b) of subsection 2.3, paragraph (d) of subsection 3.3 and Section 7 of the Agreement for Lease shall govern (i) the designation of the Completion Amount, (ii) the making of Completion Advances and (iii) any amendments to Exhibit D to this Lease occasioned thereby. At the time each Completion Advance is made, the Lessee shall be deemed to have certified that all representations and warranties of the Lessee contained in this Lease are true and correct in all material respects on and as of such date.

SECTION 4.   OPERATING LEASE

(a)   It is the intent of the Lessee and the Lessor that: (i) this Lease constitutes an operating lease from the Lessor to the Lessee for purposes of the Lessee's financial reporting, (ii) this Lease constitutes a secured loan, and this Lease, the Agreement for Lease and other transactions contemplated hereby and thereby preserve the ownership of the Project in the Lessee for all other purposes, including, without limitation, federal, state and local income tax and bankruptcy purposes, and (iii) this Lease grants to the Lessor a Lien on the Project. The Lessee and the Lessor agree that the Lessor shall be deemed to have a valid and binding security interest in and Lien on the Project, free and clear of all Liens, other than Permitted Liens, as security for the obligations of the Lessee under this Lease and the Agreement for Lease (it being understood and agreed that the Lessee does hereby grant a Lien, and convey, transfer, assign, mortgage and warrant to the Lessor and its successors, transferees and assigns, for the benefit of the Lessor and its successors, transferees and assigns, on the Project and any proceeds or products thereof, to have and hold the same as collateral security for the payment and performance of the obligations of the Lessee under this Lease and the Agreement for Lease).

(b)   Specifically, without limiting the generality of paragraph (a) of this Section 4, the Lessee and the Lessor intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State thereof affecting the Lessee, the Lessor, any Assignee or any collection actions relating thereto, the transactions evidenced by the Agreement for Lease and this Lease shall be regarded as loans made by the Lessor to the Lessee.

SECTION 5.   ABSOLUTE OBLIGATION

(a)   The obligations of the Lessee to pay all amounts payable by the Lessee pursuant to this Lease (including specifically and without limitation amounts payable under Sections 7 and 11 hereof) shall be absolute and unconditional under any and all circumstances of any character, and such amounts shall be paid without notice, demand, defense, set-off, deduction or counterclaim and without abatement, suspension, deferment, diminution or reduction of any kind whatsoever, except as herein expressly otherwise provided. The obligation of the Lessee to lease the Project and pay Basic Rent, any Make-Whole Premium, any Modified Call Premium, Additional Rent and any other amounts due hereunder for the Project accepted for lease pursuant to this Lease is without any warranty or representation, express or implied, as to any matter whatsoever on the part of the Lessor or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them.

THE LESSEE HAS SELECTED THE PROJECT ON THE BASIS OF ITS OWN JUDGMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN UPON A TRANSFER OF THE LESSOR'S INTEREST IN THE PROJECT TO THE LESSEE OR A THIRD PARTY, NEITHER THE LESSOR NOR ANY ASSIGNEE NOR ANY AFFILIATE OF EITHER, NOR ANYONE ACTING ON BEHALF OF ANY OF THEM MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER CHARACTERISTIC, OF THE PROJECT, OR AS TO WHETHER THE PROJECT OR THE OWNERSHIP, USE, OCCUPANCY OR POSSESSION THEREOF COMPLIES WITH ANY LAWS, RULES, REGULATIONS OR REQUIREMENTS OF ANY KIND.

AS BETWEEN THE LESSEE AND THE LESSOR, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON, THE LESSEE ASSUMES ALL RISKS AND WAIVES ANY AND ALL DEFENSES, SET-OFFS, DEDUCTIONS, COUNTERCLAIMS (OR OTHER RIGHTS), EXISTING OR FUTURE, AS TO THE LESSEE'S OBLIGATION TO PAY BASIC RENT AND ALL OTHER AMOUNTS PAYABLE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO:

(A)   THE SAFETY, TITLE, CONDITION, QUALITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER QUALITY OR CHARACTERISTIC OF THE PROJECT, LATENT OR NOT;

(B)   ANY SET-OFF, COUNTERCLAIM, RECOUPMENT, ABATEMENT, DEFENSE OR OTHER RIGHT WHICH THE LESSEE MAY HAVE AGAINST THE LESSOR, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON FOR ANY REASON WHATSOEVER ARISING OUT OF THIS OR ANY OTHER TRANSACTION OR MATTER;

(C)   ANY DEFECT IN TITLE OR OWNERSHIP OF THE PROJECT OR ANY TITLE ENCUMBRANCE NOW OR HEREAFTER EXISTING WITH RESPECT TO THE PROJECT;

(D)   ANY FAILURE OR DELAY IN DELIVERY OR ANY LOSS, THEFT OR DESTRUCTION OF, OR DAMAGE TO, THE PROJECT, IN WHOLE OR IN PART, OR CESSATION OF THE USE OR POSSESSION OF THE PROJECT BY THE LESSEE FOR ANY REASON WHATSOEVER AND OF WHATEVER DURATION, OR ANY CONDEMNATION, CONFISCATION, REQUISITION, SEIZURE, PURCHASE, TAKING OR FORFEITURE OF THE PROJECT, IN WHOLE OR IN PART;

(E)   ANY INABILITY OR ILLEGALITY WITH RESPECT TO THE USE, OWNERSHIP, OCCUPANCY OR POSSESSION OF THE PROJECT BY THE LESSEE;

(F)   ANY INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING BY OR AGAINST THE LESSEE OR THE LESSOR OR ANY ASSIGNEE;

(G)   ANY FAILURE TO OBTAIN, OR EXPIRATION, SUSPENSION OR OTHER TERMINATION OF, OR INTERRUPTION TO, ANY REQUIRED LICENSES, PERMITS, CONSENTS, AUTHORIZATIONS, APPROVALS OR OTHER LEGAL REQUIREMENTS;

(H)   THE INVALIDITY OR UNENFORCEABILITY OF THIS LEASE OR ANY OTHER INFIRMITY HEREIN OR ANY LACK OF POWER OR AUTHORITY OF THE LESSOR OR THE LESSEE TO ENTER INTO THIS CONTRACT;

(I)   THE INVALIDITY OR UNENFORCEABILITY OF ANY BILL OF SALE EXECUTED IN CONNECTION WITH THIS LEASE OR ANY OTHER INFIRMITY THEREIN OR LACK OF POWER OR AUTHORITY OF ANY PARTY THERETO TO ENTER INTO SUCH BILL OF SALE; OR

(J)   ANY OTHER CIRCUMSTANCES OR HAPPENING WHATSOEVER, WHETHER OR NOT SIMILAR TO ANY OF THE FOREGOING.

THE LESSEE HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS WHICH IT MAY NOW HAVE OR WHICH AT ANY TIME HEREAFTER MAY BE CONFERRED UPON IT, BY STATUTE OR OTHERWISE, TO TERMINATE, CANCEL, QUIT, RESCIND OR SURRENDER THIS LEASE EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF. Each payment of Basic Rent, any Make-Whole Premium, Additional Rent and any other amount due hereunder made by the Lessee shall be final, and the Lessee, without waiving any other remedies it may have, will not seek or have any right to recover all or any part of such payment from the Lessor or any Assignee for any reason whatsoever. Notwithstanding anything contained herein to the contrary, the making of payments under this Lease by the Lessee shall not be deemed to be a waiver of any claim or claims (including claims that otherwise would be a defense to payment or a counterclaim) that the Lessee may assert against the Lessor or any other Person. The Lessor agrees to repay the Lessee amounts paid to the Lessor to the extent such payments were in error and are not required by any of the terms and provisions of this Lease.

(b)   Notwithstanding any other provision contained in this Lease, it is specifically understood and agreed that neither the Lessor nor any Assignee nor any Affiliate of either, nor anyone acting on behalf of any of them makes any warranties or representations or has any responsibility to disclose any relevant information nor, except as set forth in Section 21 of this Lease, has the Lessor or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them made any covenants or undertakings or has any other responsibility or duty, as to the accounting treatment to be accorded the Lessee or as to the U.S. Federal or any state income or any other tax consequences, if any, to the Lessee as a result of or by virtue of the transactions contemplated by this Lease.

SECTION 6.   LEASE TERM

The "Lease Term" shall commence on the Effective Date and shall continue until December 21, 2013, unless terminated earlier pursuant to Section 12, 13, 15, 16 or 19 hereof.

SECTION 7.   RENT AND OTHER PAYMENTS

(a)   The Lessee hereby agrees to pay the Lessor on each Basic Rent Payment Date, in immediately available funds, as provided in paragraph (e) of this Section 7, Basic Rent for the semi-annual period (or part thereof) ending in the month in which such Basic Rent Payment Date falls; provided that, if the Effective Date is on or after the Lease Rate Date in any first partial semi-annual period of the Lease Term, Basic Rent for such partial semi-annual period shall be payable on the next succeeding Basic Rent Payment Date.

(b)   The Lessor shall furnish to the Lessee on the 16th day of each calendar month in which a Basic Rent Payment Date falls the Semi-Annual Cost of Project Debt for such semi-annual period, or, if such day is not a Business Day, on the next succeeding Business Day (the "Lease Rate Date"). At least two (2) days prior to each Basic Rent Payment Date, the Lessor shall furnish the Lessee with a summary of the calculations of Basic Rent for such Basic Rent Payment Date.

(c)   The Lessee hereby agrees to pay on demand all amounts (other than Basic Rent) payable by the Lessee hereunder, including, without limitation, all amounts payable to any Indemnified Person pursuant to Section 11 hereof.

(d)   Without prejudice to the full exercise by the Lessor of its rights under Sections 18 and 19 hereof, the Lessee shall pay to the Lessor from time to time, on demand, as additional rent ("Additional Rent") (i) amounts required to reimburse the Lessor for its obligations, costs and expenses (not previously included in Basic Rent or Acquisition Cost) incurred in acquiring, financing (including obtaining, maintaining and terminating equity financing and all fees payable to the Lessor's general partner under its partnership agreement) and maintaining security for and exercising remedies in connection with any such financing and leasing the Project (including, without limitation, all obligations, costs and expenses of the Lessor arising in connection with the termination of any Financing Arrangement (whether as a result of a default thereunder or otherwise)), all interest (including, without limitation, interest at a default rate), the Make-Whole Premium, the Modified Call Premium and other costs, fees and expenses incurred by the Lessor under any Financing Arrangement (including any such accruing after the commencement of a bankruptcy or similar proceeding), rent under the Ground Lease and amounts owing under any Construction Documents or Project Contracts, and (ii) to the extent legally enforceable, an amount computed by multiplying (A) all sums not paid by the Lessee to the Lessor as provided in this Lease on or before the date such payments are due, by (B) the decimal equivalent of the Semi-Annual Cost of Project Debt as most recently furnished by the Lessor, and by (C) a fraction having a numerator equal to the number of days in the period from but excluding such due date to and including the date of payment thereof (provided that, all full calendar months during such period shall be computed on the basis of a 30-day month) and a denominator of 360. The Lessee shall also pay to the Lessor on demand an amount equal to any expenses incurred by the Lessor in collecting such unpaid sums.

(e)   Basic Rent, any Make-Whole Premium, any Modified Call Premium, Additional Rent and any other amount payable by the Lessee to the Lessor shall be paid such that immediately available funds in the full amount due are available by not later than 2:00 p.m. (New York City time) on the date due, to the account of the Lessor at such bank, or to such account of such other Person at such bank, or otherwise as the Lessor may from time to time designate in writing.

SECTION 8.   RESTRICTED USE; COMPLIANCE WITH LAWS

(a)   The Lessee shall promptly and duly execute, deliver, file and record, at the Lessee's expense, all such documents, statements, filings and registrations, and take such further action, as the Lessor shall from time to time reasonably request in order to establish, perfect and maintain the Lessor's title to and interest in the Project (other than Removable Improvements) and Assignee's interest in this Lease or the Project as against the Lessee or any third party in any applicable jurisdiction.

      Equipment, machinery, apparatus, fixtures, structures and installations may be substituted for portions of the Project (other than Removable Improvements) if (i) the Lessor and Assignee consent to such substitution, such consent not to be unreasonably withheld or denied, (ii) such substitution is consistent with prudent business practices and could not reasonably be expected to adversely affect the Lessee's ability to perform its obligations under this Lease and the Project Contracts nor result in a reduction, individually or in the aggregate with all other substitutions, by more than a de minimis amount in the value, utility or remaining economic useful life of the Project (assuming the Project is in the condition required hereby), or (iii) such substitution is performed by the Lessee or the Operator in the normal course of operating and maintaining the Project in accordance with the Project Contracts and is consistent with prudent industry practices. As equipment, machinery, apparatus, fixtures, structures and installations are added to, or substituted for, portions of the Project (other than Removable Improvements), title to such additional or substitute equipment, machinery, apparatus, fixtures, structures and installations shall automatically be transferred to the Lessor and such equipment, machinery, apparatus, fixtures, structures and installations shall become a part of the Project and shall be subject to this Lease and title to the existing equipment, machinery, apparatus, fixtures, structures and installations which are being substituted for (other than Removable Improvements) shall be automatically released by the Lessor to the Lessee.

(b)   The Lessee shall use reasonable precautions to prevent loss or damage to the Project and to prevent injury to third persons or property of third persons. The Lessee shall cooperate fully with the Lessor and all insurance companies providing insurance pursuant to Section 10 hereof in the investigation and defense of any claims or suits arising from the ownership, operation, occupancy or use of the Project; provided that nothing contained in this paragraph (b) shall be construed as imposing on the Lessor any duty to investigate or defend any such claims or suits. The Lessee shall comply and shall use reasonable best efforts to cause all Persons using, operating or occupying the Project to comply with all Insurance Requirements and Legal Requirements applicable to the Project, to the Lessee or such Person in connection with such Person's use, operation or occupancy of the Project (as the case may be) and to the acquiring, titling, registering, leasing, insuring, using, occupying, operating and disposing of the Project or any part thereof, and the licensing of operators thereof; except any Legal Requirements, the noncompliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)   The Lessor and each Assignee, or any authorized representative of either, may, during reasonable business hours and upon reasonable notice to the Lessee and Operator from time to time inspect the Project and deeds, registration certificates, certificates of title and related documents, including as to Environmental Matters, covering the Project wherever the same may be located subject to the Lessee's and the Operator's reasonable safety policies and insurance requirements, but neither the Lessor nor Assignee shall have any duty to make any such inspection; provided, however, that so long as no Event of Default or Event of Project Termination under the Agreement for Lease and no Event of Default under the Lease, as the case may be, shall have occurred and be continuing, the Lessor and each Assignee shall only be entitled to make one such inspection in any twelve (12) month period.

(d)   The Lessee shall not, without the prior written consent of the Lessor, create, permit, or suffer to exist, any Lien upon the Project, other than Permitted Liens or Liens which are subject to a Permitted Contest, nor may it assign any right or interest herein or in the Project, excepted as contemplated herein. The Lessee shall not relinquish possession of the Project or any part thereof, except to the Operator, the General Contractor and to any other contractor for use in performing work on the Project for the Lessee pursuant to and in accordance with the Project Contracts; provided that such relinquishment of possession shall in no way affect the obligations of the Lessee or the rights of the Lessor hereunder and with respect to the Project. The Lessee may sublease the Project; provided that (A) each such sublease shall expressly be made subject and subordinate to the provisions hereof and shall by its terms be subject to termination upon the termination for any reason of this Lease, (B) no such sublease shall modify or limit any right or power of the Lessor or Assignee hereunder or affect or reduce any obligation of the Lessee hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not of a guarantor or surety, as though no such subletting had been made, (C) the Lessee gives the Lessor and Assignee a copy of any such sublease within thirty (30) days of entering into such sublease, and (D) any such sublease made otherwise than as expressly permitted by this paragraph (d), shall be void and of no force and effect. As additional security to the Lessor for the performance of the Lessee's obligations under this Lease, the Lessee hereby assigns to the Lessor all of its right, title and interest in and to all subleases permitted hereby. The Lessor shall have the present and continuing right to collect and enjoy all rents and other sums of money payable under any such sublease, and the Lessee hereby irrevocably assigns such rents and other sums to the Lessor as additional security for the benefit and protection of the Lessor; provided that, unless a Potential Default, an Event of Default, Termination Event, Event of Loss or Taking shall have occurred and be continuing hereunder, the Lessee shall be entitled to collect and enjoy such rents and other sums. Nothing contained in this Lease shall be construed as constituting the consent or request of the Lessor, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Project or any part thereof. Notice is hereby given that the Lessor will not be liable for any labor, services or materials furnished or to be furnished to the Lessee, or to anyone holding the Project or any part thereof through or under the Lessee.

(e)   If any Lien or charge of any kind or any judgment, decree or order of any court or other Governmental Authority (including, without limitation, any state or local tax lien affecting the Project), whether or not valid, shall be asserted or entered which would interfere with the due and timely payment of any sum payable or the exercise of any of the rights or the performance of any of the duties or responsibilities under this Lease, the Lessee shall, upon obtaining knowledge thereof or upon receipt of notice to that effect from the Lessor, take such action to prevent or terminate such interference.

(f)   So long as this Lease is in effect or thereafter if the Lessee remains as party to any Project Contract as a result of its failure to assign to the Lessor (or its designated purchaser) all right, title and interest of the Lessee in and to such Project Contract pursuant to the terms of this Lease, the Lessee shall not create, incur, assume or permit to exist any Lien upon the Lessee's rights or obligations with respect to any Project Contract (other than the Lien of the Pledge Agreement or any Permitted Lien), or sell or assign the Lessee's interest in any Project Contract, other than as permitted pursuant to a Financing Arrangement and the Pledge Agreement. The Lessee agrees that without the prior written consent of the Lessor and Assignee, no amendment, modification, supplement or restatement shall be made to any Project Contract, nor shall any Project Contract be terminated or replaced by a substitute agreement, nor shall the Lessee grant or request any waiver pursuant to any Project Contract other than any amendment, modification, supplement, restatement, consent or waiver which could not reasonably be expected to result in a Material Adverse Effect.

(g)   The Project shall be maintained and operated solely to generate electricity and to deliver electricity as contemplated by the Project Contracts. The Lessee shall at its own expense take all actions as may from time to time be necessary so that neither the Lessor, Assignee nor any of their Affiliates will, solely as a result of entering into this Lease or any other document contemplated hereby or entered into in connection herewith or the transactions contemplated hereby or thereby (including, without limitation, the acquisition, operation, leasing, ownership or financing of the Project (or any part thereof) or the delivery of electricity) be deemed to be, or be subject to regulation as, a public utility, an electric utility or a public utility holding company under any Legal Requirement. Except in connection with the exercise of any remedy under which the Lessor or Assignee or any of their respective Affiliates would operate, possess or control the Project (or any part thereof), the Lessee shall promptly and duly prepare and, if necessary and lawful, execute and file, and prepare for execution and filing by the Lessor, Assignee or any Affiliate thereof, such notices, applications and other documents as shall be necessary so that the Lessor, any Assignee or any such Affiliate, as the case may be, shall be free of all such regulation. The Lessor, Assignee or any Affiliate thereof shall cooperate with the Lessee with respect to all actions of the Lessee required by this paragraph (g).

SECTION 9.   MAINTENANCE, IMPROVEMENT AND REPAIR OF THE PROJECT

(a)   The Lessor, so long as no Event of Default shall have occurred and be continuing, hereby assigns and agrees to make available to the Lessee any and all rights the Lessor may have under any vendor's or manufacturer's warranties or undertakings with respect to any equipment constituting a part of the Project. If any Event of Default shall have occurred and be continuing, the assignment of such rights from the Lessor to the Lessee shall be deemed to be suspended.

(b)   The Lessee shall pay all costs, expenses, fees and charges incurred in connection with the ownership, use, operation, maintenance or occupancy of the Project. Except as otherwise provided in Section 15, the Lessee shall at all times, at its own expense, and subject to reasonable wear and tear, maintain the Project, or cause the Project to be maintained in accordance with prudent industry standards and any other standards required by this Lease and the Project Contracts. The Lessee hereby agrees to indemnify and hold the Lessor and any Assignee harmless from and against all costs, expenses, claims, losses, damages, fines or penalties, including reasonable counsel fees, arising out of or due to the Lessee's failure to fulfill its obligations under this paragraph (b).

(c)   The Lessee shall pay and discharge: (i) all Taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time, imposed or levied upon or assessed against (A) the Project, (B) any Basic Rent, any Additional Rent or other sum payable hereunder or (C) this Lease, the leasehold estate hereby created, or which arises in respect of the ownership, operation, occupancy, possession or use of the Project; (ii) all gross receipts or similar Taxes (i.e., Taxes based upon gross income which fail to take into account all customary deductions (e.g., ordinary operating expenses, depreciation and interest) relating to the Project) imposed or levied upon, assessed against or measured by any Basic Rent or any Additional Rent or other sum payable hereunder and all New York Unincorporated Business Tax owing by the Lessor; (iii) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the acquisition, leasing or use of the Project; and (iv) all charges of utilities and communications services serving the Project. Notwithstanding the previous sentence, the Lessee shall not be required to pay any franchise, estate, inheritance, income or similar tax of the Lessor or any of its Affiliates (other than any tax referred to in clause (ii) above) unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which the Lessee is required to pay pursuant to this paragraph (c); provided, however, that, if at any time during the term of this Lease, the method of taxation shall be such that there shall be levied, assessed or imposed on the Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Project or any present or any future improvement or improvements on the Project, then all such taxes, assessments, levies or charges or the part thereof so measured or based, shall be payable by the Lessee, and the Lessee shall pay and discharge the same as herein provided. The Lessee will furnish to the Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by the Lessee. If any such assessments may legally be paid in installments, the Lessee may pay such assessment in installments. The Lessee will pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or its income or properties, prior to the date on which penalties attach thereto, except to the extent that any such tax, assessment, governmental charge or levy is the subject of a Permitted Contest. Notwithstanding anything contained herein to the contrary, this paragraph (c) is not intended to increase (and shall not be interpreted to increase) the Lessee's obligations to pay or indemnify for any Taxes beyond those obligations specified under the provisions of paragraph (b) of Section 11 hereof and, in the case of any conflict between this paragraph (c) and Section 11 with respect to Taxes, Section 11 shall control.

(d)   So long as no Potential Default, Event of Default, Termination Event, Event of Loss or Taking shall have occurred and be continuing, the Lessee may, at its expense, make or permit additions to and alterations to the Project; provided that unless the Lessee must make or permit such addition to or alteration to the Project in order to comply with any Legal Requirements (i) the fair market value of the Project shall not be lessened thereby by more than a de minimis amount nor the utility or useful life of the Project impaired below the utility or useful life thereof immediately prior to such action (assuming the Project was then of a condition and repair required to be maintained pursuant to paragraph (b) of Section 9 hereof) and (ii) such work shall be completed in a good and workmanlike manner in accordance with prudent engineering and construction practices and in compliance with all applicable Legal Requirements and Insurance Requirements. The Lessee may, so long as no Potential Default, Event of Default, Termination Event, Event of Loss or Taking has occurred and is continuing, remove any Removable Improvement in its entirety. "Removable Improvements", for the purposes hereof, shall mean any part that (i) is in addition to, and not in replacement of or substitution for, (x) any part originally incorporated or installed in or attached to the Project on the Effective Date (unless such part has become obsolete) or (y) any part in replacement of, or substitution for, any such part, (ii) is not required to be incorporated or installed in or attached or added to the Project pursuant to the terms of the Plans (as defined in the Agreement for Lease), the Project Contracts or this Lease and (iii) can be removed from the Project without adversely affecting the ability of the Project to operate in accordance with the Project Contracts and this Lease and without diminishing the value, utility or remaining economic useful life which the Project would have had at such time had such alteration, modification or addition not been made (assuming the Project is in the condition required hereby). Upon the removal by the Lessee of any Removable Improvement as provided in the immediately preceding two sentences, title thereto shall, without further act, vest in the Lessee and such Removable Improvement will no longer be deemed part of the Project. Any Removable Improvement not removed by the Lessee prior to the return of the Project to the Lessor hereunder shall remain the property of the Lessor.

(e)   The Lessee agrees to, or to cause the Operator to, maintain the Project at all times in such condition so as to enable the Project to be operated and maintained in accordance with prudent industry practices and any other standards required by the Project Contracts and this Lease. The Lessee shall obtain or cause to be obtained in a timely manner and maintain or cause to be maintained in full force and effect all Permits and Governmental Actions required for the ownership, leasing, operation and maintenance of the Project in accordance with and as contemplated by the Project Contracts and this Lease and as otherwise necessary to perform its obligations under the Project Contracts and will promptly upon the request of the Lessor or Assignee provide a copy of each such Governmental Action to the Lessor and Assignee. The Lessee shall obtain and maintain, or cause to be obtained and maintained, all patents, licenses and proprietary rights and technology necessary in connection with the operation and maintenance of the Project.

SECTION 10.   INSURANCE

(a)   Insurance pursuant to the Project Contracts. The Lessee shall maintain or cause to be maintained in full force and effect at all times insurance required by the terms of any of the Project Contracts.

(b)   Insurance by the Lessee.

      (i)   The Lessee shall procure at its own cost and expense or, if such coverage is already in place, maintain (or cause to be procured and/or maintained) in full force and effect at all times on and after the Effective Date (except with respect to the physical damage described in clause (ii) below), and continuing throughout the term of this Lease insurance policies with insurance companies authorized to do business in the Commonwealth of Pennsylvania with a Best Insurance Reports rating of "A-" or better, or if not rated by Best, such insurance companies shall be of substantially equivalent financial strength and creditworthiness of insurance companies that maintain such ratings (or such other company acceptable to the Lessor and Assignee), with such deductibles as set forth below, or if not set forth below, as are approved by the Lessor and Assignee, and with such limits and coverage as is consistent with prudent industry practices, but in no event less than the limits and coverage provisions set forth below:

            (1)   Workers' Compensation and Employer's Liability Insurance. Workers' compensation and employer's liability insurance, in accordance with and as required under the laws of the Commonwealth of Pennsylvania.

            (2)   Commercial General Liability Insurance. Liability insurance on an occurrence (or AEGIS or EIM claims-made form) basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, and sudden and accidental seepage and pollution with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage.

            (3)   Automobile Liability Insurance. Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all owned, leased non-owned and hired motor vehicles, including loading and unloading, with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

            (4)   Excess Liability Insurance. Excess liability insurance on an occurrence (or AEGIS or EIM claims-made form) basis covering claims in excess of the underlying insurance described in the foregoing subsections (2) and (3), with a $50,000,000 minimum limit per occurrence; provided, however, that in the event the available limit of liability is less than $35,000,000 due to claims against such excess liability insurance, the Lessee shall purchase additional coverage so that the available limit of liability under such excess liability insurance is not less than $50,000,000.

The insurance required in the foregoing subsections (1), (2), (3) and this subsection (4) may be satisfied by the Lessee purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the insurance meets the requirements specified above.

      (ii)   The Lessee shall procure at its own cost and expense or, if such coverage is already in place, maintain in full force and effect at all times on and after the Effective Date and continuing throughout the term of this Lease insurance policies with insurance companies authorized to do business in the Commonwealth of Pennsylvania with a Best Insurance Reports rating of "A-" or better, or if not rated by Best, such insurance companies shall be of substantially equivalent financial strength and creditworthiness of insurance companies that maintain such ratings (or such other company acceptable to the Lessor and Assignee), with such limits and coverage provisions sufficient to satisfy the requirements applicable to the Lessee in each of the Project Contracts, but in no event less than the limits and coverage provisions set forth below:

            (1)   All Risk Property Insurance. Property damage insurance on an "all risk" basis, boiler and machinery insurance on a comprehensive basis (covering all production machinery, including but not limited to pressure vessels, electrical turbines, generators, transformers and other related equipment, motors, air tanks, boilers, machinery, pressure piping or any other similar objects) including coverage against damage or loss caused by earth movement (including, but not limited to, earthquake, landslide, subsidence and volcanic eruption) fire, lightning and flood and providing coverage for (1) the Project in an amount equal to one hundred percent (100%) of the "full insurable value" of the Project, (2) transit including ocean marine transit, if applicable, with sub-limits of $5,000,000, (3) gas, steam and electrical transmission lines along with related equipment for which the Lessee has an insurable interest, (4) foundations and other property below the surface of the ground and (5) attorneys' fees, engineering and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property in a minimum amount of $1,000,000. For purposes of this Section 10(b)(ii), "full insurable value" shall mean the full replacement value of the Project, including any improvements, equipment, spare parts, fuel and supplies, without deduction for physical depreciation and/or obsolescence. All such insurance may be subject to such reasonable and customary deductibles as is consistent with prudent industry practices after accounting for the size and value of the Project. Such insurance shall (1) not include any coinsurance provision, (2) provide for increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances, and (3) include debris removal with sub-limits not less than $1,000,000. The earth movement and flood coverage may be insured with a sub-limit of $100,000,000 (or such lesser amount as is reasonably and commercially available). The property damage coverage shall not contain an exclusion for freezing, mechanical breakdown, loss or damage or resultant damage caused by faulty workmanship, design or materials.

If the insurance company providing the physical damage insurance is different from the insurance company providing the boiler & machinery insurance required in this Section 10, then a joint loss agreement between such companies will be required and included as part of the respective policies.

            (2)   Environmental Impairment Liability Insurance. Environmental impairment liability insurance in an amount not less than $10,000,000 per occurrence. The parties acknowledge and agree that so long as the Lessee maintains sudden and accidental seepage and pollution coverage pursuant to paragraph (b)(i)(2), the requirements of this paragraph (b)(ii)(2) shall be deemed satisfied.

      (iii)   All policies of liability insurance required to be maintained by the Lessee under paragraphs (b)(i)(2), (3) and (4) of this Section 10 shall be endorsed as follows:

            (1)   To provide a severability of interest or cross liability clause;

            (2)   Such that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Lessor, Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor and its officers, the limited partners of the Lessor or Assignee;

            (3)   To name Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor and its shareholders, officers and directors, the limited partners of the Lessor and Assignee and their respective officers (and such other Persons with an insurable interest in the Project as may be required by the Project Contracts) as additional insureds; and

            (4)   To name the Lessor and its officers as an additional insured.

      (iv)   All policies of insurance required to be maintained by the Lessee under paragraph (b)(ii) of this Section 10 shall name the Lessor as a named insured and name Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor and their respective officers, the limited partners of the Lessor and Assignee and their respective officers (and such other Persons with an insurable interest in the Project as may be required by the Project Contracts) as additional insureds.

      (v)   Waivers of Subrogation. The Lessee hereby waives any and all claims for recovery from the Lessor, Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor and its shareholders, officers and directors, the limited partners of the Lessor and Assignee and their respective officers, directors, members, trustees and employees for any and all loss or damage covered by any of the insurance policies to be maintained under this Lease to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), the Lessee shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof, or to otherwise contain one or more provisions that prevent the invalidation of the insurance coverage provided thereunder by reason of such waiver.

In addition, all policies of insurance required by this Section 10 shall provide for waivers of subrogation by the insurers in favor of the Lessor, Merrill, MerrillLynch, Merrill Leasing, the general partner of the Lessor and its shareholders, officers and directors, the limited partners of the Lessor and Assignee and their respective officers, directors, members, trustees and employees (and such other Persons as may be required by the Project Contracts).

(c)   Additional Requirements.

      (i)   The Lessee shall promptly notify the Lessor and Assignee of any loss in excess of $1,000,000 covered by any insurance maintained pursuant to paragraph (b)(ii) of this Section 10.

      (ii)   All policies of insurance required to be maintained pursuant to paragraph (b)(ii) of this Section 10 shall provide that the Collateral Trustee and the Lessee shall be the loss payees thereunder (as their interests may appear) and that the proceeds of such policies shall be payable solely to the Operating Account pursuant to a standard first mortgage endorsement substantially equivalent to the Lenders Loss Payable Endorsement 438BFU or ISO endorsement CP12181091, without contribution. The Lessor and Assignee shall have the right to join the Lessee in adjusting any loss in excess of $5,000,000. All policies (other than in respect of liability or workers compensation insurance) shall insure the interests of the Lessor, Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor, the limited partners of the Lessor and Assignee regardless of any breach or violation by the Lessee or Lessor of any warranties, declarations or conditions contained in such policies, any action or inaction of the Lessee or the Lessor or others, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project.

      (iii)   A loss under any insurance required to be carried under paragraph (b)(ii) of this Section 10 shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings by the Lessee, subject to the approval of the Lessor and Assignee if such loss is in excess of $5,000,000 (unless the amount of such adjustment is sufficient to fully repair the Project). In addition the Lessee may in its reasonable judgment consent to the settlement of any loss; provided that, in the event that the amount of the loss exceeds $5,000,000, the terms of such settlement shall be consented to by the Lessor and Assignee (unless the amount of such settlement is sufficient to fully repair the Project).

      (iv)   All policies of insurance required to be maintained pursuant to paragraph (b) of this Section 10 shall be endorsed so that if at any time they should be canceled, or coverage shall be reduced in a manner which affects the interests of the Lessor, Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor, the limited partners of the Lessor or Assignee, such cancellation or reductions shall not be effective as to the Lessor, Merrill, Merrill Lynch, Merrill Leasing, the general partner of the Lessor, officers and directors, the limited partners of the Lessor and Assignee for 30 days (except for non-payment of any premium, which shall be for 10 days), after receipt by the Lessor and Assignee of written notice from such insurer of such cancellation or reduction.

      (v)   The Lessee may, at its own cost and expense, prosecute any claim against any insurer or contest any settlement proposed by any insurer, and the Lessee may bring any such prosecution or contest in the name of the Lessor, the Lessee, or both, and the Lessor will join therein at the Lessee's request, provided that the Lessee shall indemnify the Lessor against any losses, costs or expenses (including reasonable attorney's fees) which the Lessor may incur in connection with such prosecution or contest.

(d)   Evidence of Insurance. On the date of this Lease and at least once each year, the Lessee shall furnish the Lessor and Assignee with (1) a certificate from the manager (or similar officer) of the Corporate Risk & Insurance Section of the Lessee, or an Affiliate thereof, certifying that all insurance required under this Section 10 or subsection 9.3(a) of the Agreement for Lease, as applicable, is in full force and effect and (2) a schedule of the insurance policies held by or for the benefit of the Lessee and required to be in force by the provisions of paragraph (b) of this Section 10. Upon request, the Lessee will promptly furnish the Lessor and Assignee with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Lessee. The schedule of insurance shall include, to the extent such information is not included on the insurance certificates, the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.

(e)   Reports. On the date of this Lease and upon the written request of the Lessor, concurrently with the furnishing of the certification referred to in paragraph (d) above, the Lessee shall furnish the Lessor and Assignee with a letter of the Insurance Broker substantially in the form of Exhibit E attached hereto, signed by a representative of the Insurance Broker. In addition, the Lessee will advise the Lessor and Assignee in writing promptly of any default in the payment of any premium and of any other act or omission known to the Lessee on the part of the Lessee which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Lessee pursuant to paragraph (b) of this Section 10.

(f)   Failure to Maintain Insurance. In the event the Lessee fails to maintain the full insurance coverage required by paragraph (b) of this Section 10, the Lessor or Assignee, upon 30 days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Lessee of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same.

(g)   No Duty of the Lessor or Assignee to Verify or Review. No provision of this Section 10, or any provision of this Lease or any Project Contract, shall impose on the Lessor or Assignee any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Lessee, nor shall the Lessor or Assignee be responsible for any representations or warranties made by or on behalf of the Lessee to any insurance company or underwriter. Any failure on the part of the Lessor or Assignee to pursue or obtain the evidence of insurance required by this Lease from the Lessee and/or failure of the Lessor or Assignee to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Lease.

(h)   Application of Insurance Proceeds for Loss or Taking. It is agreed that any insurance payments received as the result of the occurrence of (i) any Event of Loss, or (ii) any event of Taking described in paragraph (a) of Section 16 hereof, shall be paid to the Operating Account and disposed of as set forth in paragraph (c) of Section 15 hereof.

(i)   Application of Insurance Proceeds for Other than Loss or Taking. The insurance proceeds of any property damage loss to the Project or any event of Taking described in paragraph (b) of Section 16 hereof will be held in the Operating Account and applied in payment (or to reimburse the Lessee) for repairs or replacement in accordance with the terms of paragraph (b) of Section 15 hereof provided, that in the event that any insurance payments received pursuant to this paragraph (i) are less than $5,000,000, such payments shall be paid to, or retained by, the Lessee. The Lessee shall be entitled, subject to its compliance with the immediately succeeding sentence, (1) to receive the amounts so deposited against certificates, invoices or bills reasonably satisfactory to the Lessor, delivered to the Lessor from time to time as such work or repair progresses, and (2) to direct the investment of the amounts so deposited as provided in paragraph (j) of this Section 10. To the extent that the Lessor reasonably estimates that the cost of such work or repair shall exceed the amount of proceeds, the Lessee shall make adequate provisions for the payment thereof. Any moneys remaining in the aforesaid account after final payment for repairs has been made shall be used by the Lessor to reduce the Adjusted Acquisition Cost by such amount. Thereupon, the Lessor shall adjust the Adjusted Acquisition Cost to reflect such reduction.

(j)   Investment. The Lessor, at the Lessee's instruction, shall invest the amounts deposited with the Lessor pursuant to paragraph (i) of this Section 10 in any investments permitted under a Financing Arrangement. Such investments shall mature in such amounts and on such dates so as to provide that amounts shall be available on the draw dates sufficient to pay the amounts requested by and due to the Lessee. Any interest earned on investments of such funds shall be paid to the Lessee. The Lessor shall not be liable for any loss resulting from the liquidation of each and every such investment and the Lessee shall bear the risk of such loss, if any.

(k)   Application. Any amount referred to in paragraphs (h), (i) or (j) of this Section 10 which is payable to the Lessee shall not be paid to the Lessee or, if it has been previously paid to the Lessee, shall not be retained by the Lessee, if at any time of such payment a Potential Default, an Event of Default, Termination Event, Event of Loss or Taking shall have occurred and be continuing. In such event, all such amounts shall be paid to and held by the Lessor in the Operating Account as security for the obligations of the Lessee hereunder or, at the Lessor's option, applied by the Lessor toward payment of any of such obligations of the Lessee at the time due hereunder as the Lessor may elect. At such time as there shall not be continuing any Potential Default, Event of Default, Termination Event, Event of Loss or Taking, all such amounts at the time held by the Lessor in excess of the amount, if any, which the Lessor shall have elected to apply as above provided shall be paid to the Lessee.

(l)   "Claims Made" Policies for Certain Types of Insurance. If any liability insurance required under the provisions of this Section 10 is allowed to be written on a "claims made" basis, then such insurance shall include the following:

      (i)   The retroactive date (as such term is specified in each of such policies) shall be no later than the date of this Lease; and

      (ii)   each time any policy written on a "claims made" basis is not renewed or the retroactive date of such policy is to be changed, the Lessee shall obtain or cause to be obtained for each such policy or policies the broadest extended reporting period coverage, or "tail" reasonably available in the commercial insurance market for each such policy or policies, but in no event less than two years after the expiration of such policy or policies.

(m)   Use or Operation of the Project. The Lessee covenants that it will not use, occupy or operate the Project or permit the use, occupancy or operation of the Project at a time when the insurance required by this Section 10 is not in force.

(n)   Commercial Availability.

If any insurance required to be maintained by the Lessee pursuant to this Section 10 (including the limits or deductibles or any other terms under policies for such insurance) ceases to be available on a commercially reasonable basis, the Lessee may provide written notice to the Lessor and Assignee accompanied by a letter from the Insurance Broker stating that such insurance is unavailable on a commercially reasonable basis. The Lessee shall use its best efforts to provide notice not less than sixty (60) days prior to the scheduled date for renewal of any such policy, but in any event, the Lessee shall provide such notice promptly upon receipt of notice from the insurance company that such coverage will not be available on a commercially reasonable basis. Upon receipt of such notice by the Lessor and Assignee, the Lessor, Assignee and the Lessee shall immediately, and in good faith, propose an alternative to such insurance. In the event that the Lessor or Assignee is unwilling to accept such proposal, and the Lessor, Assignee and the Lessee cannot reach a resolution acceptable to all parties within ten (10) days, the Lessor, Assignee and the Lessee shall make arrangements for the formation of an insurance panel consisting of the Insurance Broker, the Lessor's insurance advisor (or broker), Assignee's insurance advisor (or broker) and an independent insurance expert from a nationally recognized insurance brokerage firm, chosen by the Lessee and reasonably acceptable to the Lessor and Assignee. Such independent expert shall conduct a separate review of the relevant insurance requirements of this Section 10 and the market for such insurance at the time, giving due consideration to the representations of all insurance advisors, and upon conclusion of such review shall issue a written report stating whether such insurance is available or unavailable on a commercially reasonable basis. If the insurance expert concludes that such insurance is not available on a commercially reasonable basis, the insurance expert shall provide a written recommendation (which shall include the amount and type of insurance which is available upon a commercially reasonable basis) not less than fifteen (15) days before the date for renewal of such insurance. The Lessee shall, prior to the expiration of the insurance then in effect, obtain the insurance required by this Section 10 that is available on a commercially reasonable basis. The recommendation of the insurance expert shall be conclusive and binding upon the Lessee and the Lessee shall, for the immediately succeeding one (1) year policy period, only be required to carry the insurance required by this Section 10 that the expert has certified is available on a commercially reasonable basis; provided that, if in the Lessor's and Assignee's reasonable judgment, keeping the insurance coverage at the level that is available on a commercially reasonable basis could reasonably be expected to result in a Material Adverse Effect, then the Lessee shall (i) obtain the insurance required by this Section 10 whether or not available on a commercially reasonable basis or (ii) obtain the insurance that is available on a commercially reasonable basis and provide collateral or credit support for the difference of a type and in an amount reasonably satisfactory to the Lessor and Assignee. For the purposes of this paragraph (n), insurance will be considered "not available on a commercially reasonable basis" if it is not obtainable or obtainable only at excessive costs which are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the Project because of such excessive costs. All fees, costs and expenses associated with the insurance panel (including the review by the insurance expert) shall be for the sole account of the Lessee. The provisions of this paragraph shall not be applicable during the term of the Agreement for Lease.

SECTION 11.   INDEMNITIES

(a)   Except as otherwise provided in paragraph (j) of this Section 11, the Lessee shall indemnify, protect, defend and hold harmless the Lessor, each general and limited partner of the Lessor, Merrill, Merrill Lynch, Merrill Leasing, each Assignee, and their respective assigns and successors, and each Affiliate of each of them, and their respective officers, directors, trustees, incorporators, shareholders, partners (general and limited, including, without limitation, the general and limited partners of the Lessor), employees, agents and servants (each of the foregoing an "Indemnified Person") from and against any and all liabilities (including, without limitation, Environmental Damages and strict liability in tort), losses, obligations, claims (including, without limitation, Environmental Damages and strict liability in tort), damages, penalties, causes of action, suits, costs and expenses (including, without limitation, attorneys', experts', consultants' and accountants' fees and expenses) or judgments of any nature (other than Taxes) arising on or after the Effective Date and relating to or in any way arising out of:

      (i)   the purchasing, ordering, delivery, acquisition, construction, title on acquisition, rejection, installation, possession, titling, retitling, registration, re-registration, custody by the Lessee of title and registration documents, ownership, leasehold interest in the Premises, lease, sublease, lease under the Ground Lease, use, non-use, misuse, financing, operation, transportation, repair or control of the Project or any part thereof, accident, injury, death or property damage on or about the Project and the Project Contracts, (A) except to the extent that such costs are included in the Acquisition Cost or Adjusted Acquisition Cost of the Project, (B) except for any general administrative expenses of the Lessor, (C) except taxes with respect to which indemnification is excluded under paragraph (b) of this Section 11 and (D) except that this indemnity shall not increase any payment required to be made by the Lessee pursuant to paragraph (b)(iii)(A) or (c)(iii)(A) of Section 12 of this Lease;

      (ii)   the assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of the Project or any part thereof; provided, however, that upon request of the Lessee, the Lessor will make available to the Lessee the Lessor's rights under any similar indemnification arising from any manufacturer's or vendor's warranties or undertakings with respect to any equipment constituting a part of the Project;

      (iii)   any violation, or alleged violation, by the Lessee of this Lease or the Project Contracts or of any contracts or agreements to which the Lessee is a party or by which it is bound or of any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other Legal Requirements applicable to the Project;

      (iv)   any and all Environmental Damages relating to or in any way arising out of the Project, including, without limitation:

            (A)   the violation or alleged violation of or compliance or non-compliance with any Environmental Requirements (i) in connection with the ownership or operation of the Project, and (ii) by any prior owner or operator of the Premises in connection with the ownership or operation of the Premises;

            (B)   the Release or threatened Release at, to or from any location of any Contaminants, or Remedial Action or corrective action (as the latter term is used in Section 3004(u), 3004(v), and 3008(h) of the Resource Conservation and Recovery Act or any equivalent state, local or foreign law) to address any Contaminants, (i) generated, treated, recycled, stored, processed, used or disposed by or on behalf of the Lessee at or in connection with the Project, (ii) generated, treated, recycled, stored, processed, used or disposed by or on behalf of any prior owner or operator of the Premises in connection with the ownership or operation of the Premises, (iii) transported by or on behalf of the Lessee or any other Person to or from the Project for treatment, recycling, processing, use or disposal at any location, or (iv) removed by any Person from any portion of the Project; and

            (C)   the presence of any Contaminant at, in, on or under the Project;

            (D)   the failure to report, disclose or remediate any of the foregoing or to comply with any applicable consent order or voluntary agreement with any Governmental Authority relating to any of the foregoing; and

            (E)   any allegations of any of the foregoing;

   (v)   any breach of a representation, warranty or covenant made herein by the Lessee or which is contained in any certificate furnished by or on behalf of the Lessee under or in connection with this Lease;

   (vi)   any default in the performance or observance of any term, covenant, condition or obligation by the Lessee contained in this Lease or any failure by the Lessee to comply with any term, covenant, condition or obligation contained in the Ground Lease; and

   (vii)   the Project Contracts or the Easements.

   (b)   The Lessee agrees (but in all events without duplication of indemnities) to indemnify, protect, defend and hold harmless each Indemnified Person for matters arising on or after the Effective Date and arising therefrom from and against all U.S. Federal, state, county, municipal, foreign or other fees and taxes of whatsoever nature, including, but not limited to, license, qualification, franchise, rental, withholding, sales, use, net income, gross income, gross receipts, ad valorem, business, personal property, real estate, value added, excise, motor vehicle, occupation fees and stamp or other taxes or tolls of any nature whatsoever, and penalties and interest thereon (hereinafter "Taxes"), whether assessed, levied against or payable by the Lessor or otherwise, with respect to the Project or the acquisition, purchase, sale, rental, use, operation, control or ownership of the Project (including, without limitation, any claim by any Governmental Authority for transfer tax, transfer gains tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition of the Project by the Lessor or otherwise in connection with this Lease) or measured in any way by the value thereof or by the business of, investment in, or ownership by the Lessor with respect thereto; provided that this indemnity shall not apply to the following:

      (i)      Taxes attributable to any period after expiration or other termination of the Lease Term, surrender of the Project to the Lessor in accordance with this Lease and the payment in full of all amounts payable by the Lessee hereunder;

      (ii)      Taxes that are included as a part of Adjusted Acquisition Cost;

      (iii)      Penalties, additions to tax or interest imposed on a Indemnified Person attributable to such Indemnified Person's failure to comply with any reporting, filing or registration requirements imposed under the Code or the Regulations promulgated thereunder (other than any such reports filings or registrations which the Lessee is required to file pursuant to the terms of this Lease);

      (iv)      Any U.S. withholding tax imposed because an Indemnified Person (or the beneficial owner thereof) is not a U.S. Person within the meaning of Section 7701 of the Code;

      (v)      Taxes that result from (a) any voluntary transfer by a partner of the Lessor of any of its interest in the Lessor, or by a holder of the Lessor's Senior Secured Notes of its interest in such Notes, or by the Lessor of any of its interest in the Project, in each case other than to which the Lessee consents or other than, with respect to any transfer by the Lessor of any interest in the Project, a transfer which is otherwise permitted or contemplated by this Lease, the Agreement for Lease, any Financing Arrangement or any document contemplated thereby, or (b) from any involuntary transfer of any of the foregoing interests in connection with any bankruptcy or other proceeding for the relief of debtors in which such Indemnified Person is the debtor or any foreclosure by a creditor of any Indemnified Person; provided, however, that any Indemnified Person shall be indemnified by the Lessee for such taxes if any such transfer occurs at any time after an Event of Loss, Termination Event or Event of Default hereunder shall have occurred and is continuing; or

      (iv)      Net income taxes (including capital gain, accumulated earnings, personal holding company, estate, minimum and alternative minimum taxes) imposed directly upon any Indemnified Person (including net income taxes based on or measured by compensation that any such Indemnified Person receives for its services), the Pennsylvania Capital Stock-Franchise Tax and taxes imposed by any jurisdiction other than Pennsylvania based on or measured by capital or net worth which is imposed in lieu of net income taxes.

(c)   The Lessee shall forthwith upon demand, reimburse any Indemnified Person for any sum or sums expended with respect to any item indemnified by the Lessee pursuant to paragraph (a) or (b) of this Section 11 or, upon request from any Indemnified Person, shall pay such item directly. Any payment made to, or on behalf of, any Indemnified Person pursuant to this Section 11 shall be increased to such amount as will, after taking into account all Taxes actually imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), and any savings in such Taxes actually realized by the Indemnified Person as a result of the payment or accrual of the amounts in respect of which the payment to or on behalf of the Indemnified Person hereunder is made, equal the amount of the payment. To the extent that the Lessee in fact indemnifies any Indemnified Person under the indemnity provisions of this Lease, the Lessee shall be subrogated to such Indemnified Person's rights in the affected transaction and shall have a right to determine the settlement of such indemnified claims therein.

(d)   The indemnities contained in this Section 11 shall not be affected by any termination or expiration of this Lease.

(e)   Notwithstanding any provisions of this Section 11 to the contrary, the Lessee shall not indemnify and hold harmless any Indemnified Person against any claims and liabilities to the extent arising (i) from the gross negligence or willful misconduct of such Indemnified Person or its respective officers, directors, trustees, incorporators, shareholders, partners, employees, agents and servants acting on its behalf, or (ii) as a result of acts or events arising exclusively after the earlier of (1) the expiration or termination of the Agreement for Lease and expiration or termination of this Lease and (2) the transfer of the Project to any third party and the voluntary release by the Assignee of its liens, except in all cases to the extent that the Lessor or Assignee is exercising remedies or is otherwise rightfully in possession or control of the Project.

(f)   In the event any Indemnified Person shall be a party defendant to any litigation for which indemnification may be sought against the Lessee, such Indemnified Person shall give prompt notice thereof to the Lessee by telephone and confirmed in writing and shall consult and cooperate, at the Lessee's expense, with the Lessee, and if such Indemnified Person shall not have appeared or pleaded to any such action then such Indemnified Person does hereby empower any attorney of any court of record appointed by the Lessee (who shall give prompt written notice to such Indemnified Person of such appointment) to appear for such Indemnified Person and in good faith and with due diligence defend such action, to enter counterclaims, to institute actions against third parties and to do all things necessary or desirable in the judgment of such attorney after consultation with such Indemnified Person and the Lessee to preserve the rights of such Indemnified Person and the Lessee, all at the Lessee's own cost and expense. No failure or delay of such Indemnified Person to give the notice required by this Section 11 shall excuse the obligation of the Lessee to indemnify such Indemnified Person with respect to such litigation except to the extent that any increase in liability is a direct result of such failure or delay.

   (g)   (i)   If a written claim for payment is made by any taxing authority against an Indemnified Person for any Taxes with respect to which the Lessee may be liable for indemnity hereunder (a "Tax Claim"), such Indemnified Person shall give the Lessee written notice of such Tax Claim promptly after its receipt, and shall furnish the Lessee with copies of such Tax Claim and all other writings received from the taxing authority to the extent relating to such claim, provided that failure so to notify the Lessee shall not relieve the Lessee of any obligation to indemnify such Indemnified Person hereunder unless such failure effectively precludes the ability to contest the Taxes. The Indemnified Person shall not pay such Tax Claim until at least 30 days after providing the Lessee with such written notice, unless required to do so by law or regulation.

      (ii)   Subject to paragraph (g)(iii) below, the Lessee will be entitled to contest (acting through counsel selected by the Lessee and reasonably acceptable to the Indemnified Person), and control the contest of, any Tax Claim if (x) the contest of the Tax Claim may be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Indemnified Person for which the Lessee has not agreed to indemnify such Indemnified Person; (y) the contest of the Tax Claim must be pursued in the name of Indemnified Person but can be pursued independently from any other proceeding involving a Tax liability of such Indemnified Person for which the Lessee is not responsible (with the Indemnified Person agreeing to use reasonable efforts to sever the contest of any indemnified Tax from the contest of any unindemnified Tax so that the Lessee can control the contest of the indemnified Tax), or (z) the Indemnified Person requests that the Lessee control such contest; provided that in the case of a contest described in any of clause (x), (y), or (z), if the Indemnified Person determines in good faith that such contest by the Lessee could reasonably be determined to have a material adverse impact on the business or operations (other than Taxes) of the Indemnified Person and provides notice to the Lessee of such determination, the Indemnified Person may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Tax ultimately determined to be due by reason of such claim; provided, however, that in any case where the Lessee is not controlling the contest, such acknowledgement shall not be binding if the contest is resolved on a basis from which it can be established that the Lessee would not be liable for such tax in the absence of such acknowledgement. In the case of all other Tax Claims, subject to subsection (g)(iii) below, the Indemnified Person will contest the Tax Claim if the Lessee shall request that the Tax be contested and the following rules shall apply with respect to such contest:

            (1) the Indemnified Person will control the contest of such Tax Claim in good faith (acting through counsel selected by the Indemnified Person and reasonably acceptable to the Lessee);

            (2) at the Lessee's written request, if payment is made to the applicable taxing authority, the Indemnified Person shall use all reasonable efforts to obtain a refund thereof in appropriate administrative or judicial proceedings; and

            (3) the Indemnified Person shall not otherwise settle, compromise or abandon such contest without the Lessee's prior written consent except as provided in paragraph (g)(iv) below.

In either case, the party conducting such contest shall consult with and keep reasonably informed the other party and its designated counsel with respect to such Tax Claim, shall provide the other party with copies of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority and shall consider and consult in good faith with the other party regarding any request (a) to resist payment of Taxes if practical and (b) not to pay such Taxes except under protest if protest is necessary and proper (but the decision regarding what actions are to be taken shall be made by the controlling party in its sole judgment; provided, however, that (subject to subsection (g)(iv) below) if the Indemnified Person is the controlling party, such Indemnified Person may not settle the contest without the consent of the Lessee, which consent shall not be unreasonably withheld).

   (iii)   Notwithstanding the foregoing, in no event shall the Lessee be permitted or an Indemnified Person be required to contest (or to continue the contest of) any Tax Claim, unless:

            (1) within 30 days after notice by the Indemnified Person to the Lessee of such Tax Claim, the Lessee shall request in writing to the Indemnified Person that such Tax Claim be contested; provided that if a shorter period is required for taking action with respect to such Tax Claim and the Indemnified Person notifies the Lessee of such requirement, the Lessee shall use reasonable efforts to request such contest within such shorter period;

            (2) no Event of Default has occurred and is continuing;

            (3) there is (i) no risk of sale, forfeiture or loss of, or the creation of a Lien on the Project (other than a Permitted Lien) and (ii) no risk of the imposition of criminal penalties, in each case as a result of the contest of such Tax Claim; provided that clause (3)(i) shall not apply if the Tax is fully paid in either manner specified in clause (4) below or the Lessee posts security satisfactory to the Indemnified Person;

            (4) if such contest involves payment of such Tax, the Lessee will either advance to the Indemnified Person on an interest-free basis and with no after-tax cost to such Indemnified Person (a "Tax Advance") or pay such Indemnified Person the amount payable by the Lessee pursuant to paragraph (a) of this Section with respect to such Tax;

            (5) the Lessee agrees to pay (and pay on demand) all reasonable costs and expenses incurred by the Indemnified Person in connection with the contest of such claim (including all reasonable legal fees and disbursements);

            (6) the Indemnified Person has been provided at the Lessee's sole expense with an opinion of independent tax counsel selected by the Lessee and reasonably acceptable to the Indemnified Person to the effect that there is a reasonable basis for contesting such Tax Claim;

            (7) the amount of Taxes in controversy, taking into account the amount of all similar and logically related Taxes with respect to the transactions contemplated by the Financing Arrangements that could be raised in any other year (including any future year) not barred by the statute of limitations, exceeds $25,000; and

            (8) such Tax is the result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Indemnified Person (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel reasonably acceptable to such Indemnified Person to the effect that as a result of such change in law or facts the prior adverse resolution is no longer determinative of the issue);

            (9) such contest shall comply with the requirements for a Permitted Contest under Section 27(a);

            (10) in the case of a judicial appeal, no appeal to the U.S. Supreme Court shall be required of the Indemnified Person or shall be permitted by the Lessee.

      (iv)   Notwithstanding anything to the contrary contained in this Section 11(g), the Indemnified Person at any time may elect to decline to take any action or any further action with respect to a Tax Claim and may in its sole discretion settle or compromise any contest with respect to such Tax Claim without the Lessee's consent if the Indemnified Person:

            (1) waives its right to any indemnity payment by the Lessee pursuant to this Section 11(g) in respect of such Tax Claim (and any other claim for Taxes with respect to any other taxable year the contest of which is effectively precluded by the Indemnified Person's decision not to take (or not to take any further) action with respect to the Tax Claim), and

            (2) promptly repays to the Lessee any Tax Advance and any amount paid to such Indemnified Person under Section 11(b) above in respect of such Taxes, but not any costs or expenses with respect to any such contest.

Except as provided in the preceding sentence, any such waiver shall be without prejudice to the rights of the Indemnified Person with respect to any other Tax Claim.

(h)   If any report, statement or return is required to be filed by a Indemnified Person with respect to any Tax that is subject to indemnification under this Section 11, the Lessee will (1) notify the Indemnified Person in writing of such requirement not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) and (2) if so directed by the Indemnified Person and if the return to be filed reflects only information in respect of the transactions contemplated by this Lease and the Financing Arrangements, prepare and furnish to such Indemnified Person not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) a proposed form of such report, statement or return for filing by the Indemnified Person. Each Indemnified Person and the Lessee will timely provide the other with all information in its possession that the other party may reasonably require and request to satisfy it obligations under this paragraph (h).

(i)   If an Indemnified Person is not a party to this Lease, the Lessee may require such Indemnified Person to agree in writing, in a form reasonably acceptable to the Lessee, to the terms of this Section prior to making any payment to such Indemnified Person under this Section. Subject to the preceding sentence, the Lessee's obligations under this Section shall inure to the benefit of each and every Indemnified Person without regard to whether such Indemnified Person is a party to this Lease.

(j)   Any indemnity claim under this Section 11 shall be construed as an indemnity only and shall not be (1) construed as a guaranty of the residual value of the Project or (2) a basis for the recovery of the Adjusted Acquisition Cost or any of the Lessor's unpaid principal, interest, distributions or return of capital, as applicable, to any of the Lessor's lenders or equity investors.

SECTION 12.   LESSEE'S RIGHT TO TERMINATE

(a)   So long as the Lessee can satisfy the Termination Covenants, the Lessee shall have the right, upon eighteen (18) months' irrevocable notice to the Lessor (the "Termination Notice"), to terminate the lease of the Project as a whole (i) on the last day of the last month of the Lease Term or (ii) on any Basic Rent Payment Date during the Renewal Term, by arranging, at its own cost and expense, for the sale of the Project in an arm's-length transaction on the date of termination and the receipt by the Lessor of cash in an amount equal to the sale price of the Project (the "Cash Proceeds"). In the event the Lessee is unable to satisfy the Termination Covenants, the Lessee shall not terminate this Lease pursuant to this paragraph (a) unless the Lessee has obtained the prior written consent of the Lessor and Assignee to such termination of this Lease and the sale of the Project. In addition, if an Event of Default has occurred and is continuing, and, prior to the termination of this Lease pursuant to this paragraph (a), the Lessor arranges for the sale of the Project to a third party purchaser, the Termination Notice shall be invalidated and the Lessee shall no longer have the right to cause the termination of the lease of the Project and sale of the Project to its designee in accordance with the terms of this paragraph (a). At the time the Project is sold pursuant to this Section 12, the Lessor shall deliver the documents described in paragraph (i) of Section 29 hereof, and the Lessor's rights and obligations in respect of the Ground Lease shall be assumed by the purchaser, with the Lessor released from liability in respect thereof. In addition, (i) the Lessee shall assign to the purchaser, at no cost, all right, title and interest of the Lessee in, to and under all Governmental Actions and Intellectual Property Rights needed for the equipping, maintenance, operation or use of the Project and obtained and held by the Lessee at that time, (ii) the Lessee shall assign to the purchaser, at no cost, and the purchaser shall assume, all right, title and interest of the Lessee in, to and under the Project Contracts, and in the event any additional consent of any party to a Project Contract is required as a precondition thereunder to an assignment to any such non-foreclosure purchaser designated by the Lessee, to use its best efforts to obtain any such required consent to such proposed non-foreclosure assignment and assumption of the Project Contracts, and (iii) the Lessee shall assign to the purchaser, at no cost, all right, title and interest of the Lessee in, to and under all service agreements in existence at that time in connection with the equipping, maintenance, operation or use of the Project. In the event the Lessee fails to obtain any consents required in clause (ii) of the immediately preceding sentence, at the request of such purchaser, the Lessee shall agree to (1) at the expense of such purchaser, continue to perform under and maintain in full force and effect the Project Contracts and pay all sums received under the Project Contracts to such purchaser, (2) at the expense of such purchaser, and subject to the receipt of indemnification reasonably acceptable to the Lessee, take all actions requested by such purchaser with respect to such Project Contracts (including all actions with respect to the enforcement of the Lessee's rights and remedies under such Project Contracts), and (3) not amend, modify, supplement, waive a provision of, grant any consent under or terminate any such Project Contract without the prior written consent of such purchaser.

(b)   In the event the Lessee exercises its right to terminate the lease of the Project pursuant to this Section 12 on the last day of the last month of the Lease Term, or on any Basic Rent Payment Date during any Renewal Term, or the Lessee exercises its option under paragraph (f)(ii) of Section 13 to arrange for the Project to be sold and the date on which such option is exercised is on or before the last day of the last month of the Lease Term or during any Renewal Term and the Lessee chooses to effect a sale pursuant to this Section 12:

      (i)   if the Cash Proceeds are greater than the Adjusted Acquisition Cost, the Lessor shall pay to the Lessee the amount by which such Cash Proceeds exceed the Adjusted Acquisition Cost;

      (ii)   if the Cash Proceeds are equal to or less than the Adjusted Acquisition Cost, but greater than or equal to 29.48% of the Adjusted Acquisition Cost, the Lessee shall pay to the Lessor an amount equal to (A) the Adjusted Acquisition Cost less (B) the Cash Proceeds; and

      (iii)   if the Cash Proceeds are less than 29.48% of the Adjusted Acquisition Cost (or if there are no Cash Proceeds), the Lessee shall pay to the Lessor an amount equal to the sum of (A) 70.52% of the Adjusted Acquisition Cost and (B) the amount, if any, by which the residual value of the Project has been reduced by wear and tear in excess of that attributable to normal and proper use (the amount of such excess wear and tear to be such amount as the Lessor and the Lessee agree, or if no agreement is reached, the amount determined pursuant to the Appraisal Procedure).

(c)   All payments and credits referred to in paragraph (b) above shall be made on the termination date of the lease of the Project pursuant to this Section 12, and the parties shall account to each other for such payments and credits, and the Lessee shall pay to the Lessor (i) all Basic Rent payable and accrued through the date of termination of this Lease, (ii) any Additional Rent owing, (iii) all amounts payable pursuant to Sections 11, 24 and 26 hereof, (iv) all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by the Lessor by reason of such sale, and (v) all other amounts owing hereunder (after taking into account the application under the Financing Arrangements of such purchase price and other payments hereunder), each as of the termination date; provided, however, that with respect to the amounts described in clause (iv) and (v) of this sentence, the Lessee shall not be obligated to pay any such amounts that, when combined with the amounts paid by the Lessee pursuant to paragraph (b) of this Section 12, exceed an amount equal to 70.52% of the Adjusted Acquisition Cost, plus the amount, if any, by which the residual value of the Project has been reduced by wear and tear in excess of that attributable to normal and proper use (the amount of such excess wear and tear to be such amount as the Lessor and the Lessee agree, or if no agreement is reached, the amount determined pursuant to the Appraisal Procedure). Upon receipt by the Lessor of the Cash Proceeds and all other amounts then due and owing hereunder, including, without limitation, the amount of excess wear and tear determined pursuant to paragraph (b)(iii) of Section 12, the Lessor shall transfer its interest in the Project to the purchaser at the sale designated by the Lessee. The "Cash Proceeds" referred to in paragraph (b) of this Section 12 shall mean the cash proceeds of sale without reduction for any amounts paid by the Lessee. In the event of a sale pursuant to this Section 12, neither the Lessee nor any Affiliate of the Lessee shall purchase the Project.

(d)   In its notice given pursuant to paragraph (a) of this Section 12, the Lessee shall advise the Lessor if the sale provided for in such notice will result in the applicability of paragraph (b)(iii) of Section 12 hereof. If the Lessee advises the Lessor that such paragraph will be applicable, the Lessor shall have the right to arrange for a sale of the Project to be made to a purchaser designated by the Lessor, if such purchaser will pay an amount greater than the amount offered by the Lessee's purchaser. Unless the Lessor shall arrange for such sale and shall give the Lessee notice thereof within thirty (30) days of the Lessor's receipt of the Lessee's notice, the Lessee may proceed with the sale to a purchaser designated by it. Within thirty (30) days of the Lessee's receipt of the Lessor's notice provided for in the preceding sentence, the Lessee may arrange for such sale to be made to another purchaser designated by it, if such purchaser shall pay an amount sufficient to render paragraph (b)(iii) of Section 12 hereof inapplicable.

   LESSEE'S RIGHTS OF PURCHASE AND RENEWAL

(a)   (i) At any time during the term of this Lease, the Lessee (or the Guarantor as its designee) shall have the right, upon thirty (30) days' written notice to the Lessor, to purchase the Project as a whole on any Basic Rent Payment Date for an amount equal to its Adjusted Acquisition Cost; and (ii) during the continuance of an Event of Default or upon the occurrence of a Termination Event Trigger and upon the written request of the Lessee, which must be received not later than the later of (A) thirty (30) days following the occurrence of such Event of Default or Termination Event Trigger and (B) the date the Lessor or Assignee has delivered a notice to the Lessee that it has identified a proposed purchaser for the Project, the Lessee (or the Guarantor as its designee) shall have the right, not later than thirty (30) Business Days after the Lessor's timely receipt of such request, to purchase the Project at a price equal to its Adjusted Acquisition Cost; provided, however, that if negotiations between the Lessor and the purchaser identified by the Lessor terminate and the Lessor has not identified another proposed purchaser, the Lessee (or the Guarantor as its designee) may thereafter exercise its purchase option under this paragraph (a) until such time as the Lessor or Assignee delivers a notice to the Lessee that it has identified a new proposed purchaser for the Project; provided, further, however, that the purchase option contained in this paragraph (a) shall only be available to the Lessee if (i) in the reasonable judgment of counsel to the Lessor and Assignee, the purchase price and all other amounts paid by the Lessee will not in the circumstances in which such payment is made constitute a preferential payment or a voidable transfer or otherwise be subject to recapture pursuant to the provisions of the Federal Bankruptcy Code in a bankruptcy proceeding by or against the Lessee and will not otherwise result in the payment being subject to recapture from the Lessor or (ii) the Guarantor has provided a guaranty of the payment of such purchase price and all other amounts required to be paid by the Lessee hereunder, which guaranty shall be in form and substance substantially similar to the Guaranty.

(b)   In connection with, and as a condition to, any purchase under paragraph (a) of this Section 13, on the date upon which such purchase occurs, (1) the Lessee shall pay to the Lessor (i) an amount equal to the Adjusted Acquisition Cost, (ii) all Basic Rent payable and accrued through the date of purchase, (iii) any Additional Rent, including, without limitation, any Make-Whole Premium or Modified Call Premium owing, (iv) all amounts payable pursuant to Sections 11, 24 and 26 hereof, (v) an amount equal to 1.75% of the Adjusted Acquisition Cost in the case of an Event of Default, or an amount equal to all Unrecovered Liabilities and Judgments in all other cases, (vi) all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by the Lessor by reason of such purchase, and (vii) all other amounts owing hereunder (after taking into account the application under the Financing Arrangements of such purchase price and other payments hereunder) and (2) when the Lessor transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, the Lessor, but free of any Lessor Lien. At the time the Project is sold pursuant to paragraph (a) of this Section 13, the Lessor shall deliver the documents described in paragraph (i) of Section 29 hereof, and the Lessor's rights and obligations in respect of the Ground Lease and any other Project Contract shall be assumed by the Lessee, with the Lessor released from liability in respect of each thereof.

(c)   So long as (i) no Event of Default has occurred and is continuing (other than any Event of Default that constitutes a Third-Party Project Event), and (ii) the Lessee has delivered to the Lessor and Assignee, within the time period required by paragraph (a) of this Section 13, a certificate from a Responsible Officer stating that either (A) the Lessee is exercising its purchase option described in paragraph (a) of this Section 13 to effect the sale of the Project in an arm's-length transaction to a third party purchaser that is not an Affiliate of the Lessee, (B) a Third-Party Project Event has occurred and is continuing, or (C) a Termination Event Trigger has occurred, then if the Guarantor (as the Lessee's designee) elects to purchase the Project pursuant hereto, the Guarantor has the option to assume the outstanding indebtedness of the Lessor with respect to any Financing Arrangement pursuant to the terms and conditions of such Financing Arrangement, in which case the cash portion of the purchase price to be paid by the Guarantor pursuant to paragraph (b) of this Section 13 shall be reduced by an amount equal to the principal outstanding under such Financing Arrangement. Upon such assumption of indebtedness, the Lessor and Assignee shall execute and deliver documentation permitting the Guarantor to assume the Lessor's obligations under the Financing Arrangements, and to release the Lessor from all obligations in respect of the Financing Arrangement, this Lease, the Agreement for Lease, and all related documents, and the Lessor and Assignee shall take all such other actions (at the Lessee's cost and expense) as are reasonably necessary to permit such assumption by the Guarantor.

(d)   Subject to the Lessor's ability to arrange financing upon terms reasonably acceptable to the Lessor, so long as (i) no Event of Default, Termination Event, Event of Loss or Taking has occurred and is continuing and (ii) all amounts owing under any Financing Arrangements and all Equity Capital have been paid in full (after taking into account the application under the Financing Arrangements of all payments hereunder), the Lessee shall have the right, upon twelve (12) months' written notice to the Lessor (the "Renewal Notice"), to renew the lease of the Project for an additional term (the "Renewal Term") to be determined by the Lessee, commencing on the first day of the calendar month following the last day of the Lease Term, on the same terms and conditions (including, without limitation, being subject to all rights and remedies of the Lessor and Assignee relating to Events of Default and Events of Loss) as existed during the Lease Term, at the fair market value rental.

(e)   The fair market value rental of the Project for purposes of paragraph (d) of this Section 13 shall be an amount agreed to by the Lessor and the Lessee or, if they are unable to agree, an amount determined pursuant to the Appraisal Procedure.

(f)   In the event the Lessee does not deliver the Renewal Notice in accordance with the provisions of paragraph (d) of this Section 13, the Lessee shall take either of the following two actions: (i) purchase, on the last day of the Lease Term the Lessor's interest in the Project for cash at its Adjusted Acquisition Cost, in accordance with the provisions of paragraph (a) of this Section 13 (including the payment of all amounts described in paragraph (b) of this Section 13) or (ii) if the Lessee has provided the Termination Notice to the Lessor in a timely manner, arrange for the Project to be sold in accordance with the provisions of Section 12 hereof and with the consequences therein provided (including, without limitation, receipt by the Lessor of the Cash Proceeds and all other amounts described in such Section 12), except that such sale must occur on the last day of the Lease Term; provided, however, that if (A) the Lessee has provided the Termination Notice to the Lessor in a timely manner, (B) the Project is not sold pursuant to Section 12 hereof on the last day of the Lease Term and (C) the Lessee does not purchase the Project pursuant to clause (i) above on the last day of the Lease Term, then a sale of the Lessee's interest in the Project to the Lessor pursuant to Section 12 shall be deemed to occur, the Cash Proceeds shall be deemed to be $1, and the provisions of Section 12 and the eighth paragraph of Section 19 hereof shall be applicable.

SECTION 14.   TERMINATION EVENT TRIGGERS

(a)   If (i) any Termination Event shall have occurred and (ii) such Termination Event shall not be waived by the Lessor and the Majority Holders within ten (10) Business Days after a written request for such waiver has been made to the Lessor and Assignee by the Lessee or the Guarantor (the occurrence of (i) and (ii) above being a "Termination Event Trigger"), the Lessor may do any one or more of the following (subject to the provisions of paragraph (a) of Section 13 of this Lease):

      (i)   terminate the lease of the Project hereunder;

      (ii)   whether or not the lease of the Project is terminated, take immediate possession of the Project and remove any equipment or property of the Lessor in the possession of the Lessee, wherever situated, and for such purpose, enter upon the Premises without liability to the Lessee for so doing;

      (iii)   whether or not any action has been taken under clause (i) or (ii) above, sell the Project (with or without the concurrence or request of the Lessee);

      (iv)   hold, use, occupy, operate, repair, remove, lease or keep idle the Project as the Lessor in its sole discretion may determine, without any duty to mitigate damages with respect to any such action or inaction or with respect to any proceeds thereof; and

      (v)   exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof.

(b)   Suit or suits for the recovery of any failure to pay any sum due hereunder or for damages may be brought by the Lessor from time to time at the Lessor's election, and nothing herein contained shall be deemed to require the Lessor to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such Termination Event Trigger or no such termination or cancellation.

(c)   The receipt of any payments under this Lease by the Lessor with knowledge of any Termination Event Trigger shall not be deemed to be a waiver of any provision of this Lease.

(d)   No receipt of moneys by the Lessor from the Lessee after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend the Lease Term or the Renewal Term, or affect any notice theretofore given to the Lessee, or operate as a waiver of the right of the Lessor to enforce the payment of Basic Rent, any Make-Whole Premium, Modified Call Premium, Additional Rent or other charges payable hereunder, or operate as a waiver of the right of the Lessor to recover possession by proper suit, action, proceedings or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease, and the expiration of the time therein specified, if the Termination Event has not been cured in the meantime, or after the commencement of any suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of the Project, the Lessor may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment. Acceptance of the keys to the Project, or any similar act, by the Lessor, or any agent or employee of the Lessor, during the term hereof, shall not be deemed to be an acceptance of a surrender of the Project unless the Lessor and Assignee shall consent thereto in writing.

(e)   After any Termination Event Trigger, the Lessee shall be liable for, and the Lessor may recover from the Lessee, (i) all Basic Rent payable and accrued through the date of termination of this Lease, (ii) any Additional Rent, including, without limitation, any Make-Whole Premium or Modified Call Premium owing, (iii) all amounts payable pursuant to Sections 11, 24 and 26 hereof, (iv) all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes and all costs and expenses related to (1) the conduct of investigations, studies, sampling and/or testing of the Premises and (2) the taking of any action, including, without limitation, any remedial measures with respect to the Premises, each as required by an Assignee pursuant to the terms of a Financing Arrangement) sustained by the Lessor by reason of such Termination Event Trigger and the exercise of the Lessor's remedies with respect thereto, including without limitation, in the event of a sale by the Lessor of its interest in the Project pursuant to this Section 14, all costs and expenses associated with such sale and (v) all other amounts owing hereunder. The amounts payable in clauses (i) through (v) above are hereinafter sometimes referred to as the "Accrued Termination Obligations".

(f)   After any Termination Event Trigger, the Lessor may sell its interest in the Project upon any terms that the Lessor deems satisfactory, free of any rights of the Lessee or any Person claiming through or under the Lessee (including, without limitation, any rights hereunder or under the Agreement for Lease or the Project Contracts). In the event of any such sale, in addition to the Accrued Termination Obligations, the Lessor shall be entitled to recover from the Lessee, as liquidated damages and not as a penalty, an amount equal to the Adjusted Acquisition Cost, minus the proceeds of sale received by the Lessor. Proceeds of sale (net of any unreimbursed costs or liabilities incurred by the Lessor or any Assignee with respect to the Project or Project Contracts after the termination of this Lease, which are not included in the Accrued Termination Obligations (after taking into account any revenues received from the operation of the Project)) received by the Lessor in excess of the Adjusted Acquisition Cost shall be applied first, to the Accrued Termination Obligations, second, to satisfy all Unrecovered Liabilities and Judgments and all other amounts required to be paid under this Section 14, and third, in payment to the Lessee; provided, however, that the Lessee shall remain liable from proceeds received pursuant to clause third above for any Unrecovered Liabilities and Judgments that arise after the payment of such excess proceeds to the extent such Unrecovered Liabilities and Judgments arise from or relate to acts or omissions occurring, or circumstances or conditions created or existing at any time as of or prior to the expiration or termination of this Lease.

   (g)   In the event of a sale pursuant to this Section 14, upon receipt by the Lessor of all amounts payable hereunder and under the Lessee Note, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Project to a purchaser other than the Lessee or to the Lessee, as the case may be.

   (h)   As an alternative to any such sale, or if the Lessee converts the Project after a Termination Event Trigger, or if the Project suffers an Event of Loss or Taking or is otherwise lost or destroyed at the time of a Termination Event Trigger, in addition to the Accrued Termination Obligations, the Lessor may require the Lessee to pay to the Lessor, and the Lessee shall pay to the Lessor, as liquidated damages and not as a penalty, an amount equal to the Adjusted Acquisition Cost plus an additional amount equal to 1.75% of the Adjusted Acquisition Cost. In the event the Lessor receives payment from the Lessee of the Adjusted Acquisition Cost of the Project plus an additional amount equal to 1.75% of the Adjusted Acquisition Cost, and the Accrued Termination Obligations, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Project to the Lessee.

   (i)   In the event the Lessor is not paid an amount equal to the Adjusted Acquisition Cost and an additional amount equal to 1.75% of the Adjusted Acquisition Cost, plus the Accrued Termination Obligations, then, in addition to the Lessor's other rights in this Section 14, the Lessee shall upon the Lessor's request (i) assign to the Lessor (or to an assignee designated by the Lessor or Assignee), at no cost, all right, title and interest of the Lessee in, to and under all Governmental Actions and Intellectual Property Rights needed for the equipping, maintenance, operation or use of the Project and obtained and held by the Lessee at that time, (ii) assign to the Lessor (or to a foreclosure purchaser designated by the Lessor or Assignee), at no cost, all right, title and interest of the Lessee in, to and under the Project Contracts, and in the event any additional consent of any party to a Project Contract is required as a precondition thereunder to an assignment to any other third party assignee designated by the Lessor or Assignee, use its best efforts to obtain any such required consent to such proposed non-foreclosure assignment and assumption of the Project Contracts; and (iii) assign to the Lessor, at no cost, all right, title and interest of the Lessee in, to and under all service agreements in existence at the time of such sale and transferable by the Lessee and any easements available to the Lessee and transferable by the Lessee in connection with the equipping, maintenance, operation or use of the Project. The Lessee acknowledges that it would be difficult to ascertain the value to the Lessor of the Lessee's agreement to assign, transfer or have reissued to the Lessor such Governmental Actions and Intellectual Property Rights, to assign such Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to the Lessor such service agreements and easements or to adequately compensate the Lessor by an award of damages for the Lessee's failure to assign to the Lessor such Governmental Actions and Intellectual Property Rights, to assign such Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to the Lessor such service agreements and easements, and that therefore the Lessor would not have an adequate remedy at law for breach by the Lessee of its agreement hereunder to the Lessor. Accordingly, the Lessee acknowledges that the Lessor shall be entitled to obtain specific performance of the Lessee's obligation to assign to the Lessor such Governmental Actions and Intellectual Property Rights, to obtain such consents to such assignment and to assign to the Lessor the service agreements and easements. In the event the Lessee fails to obtain any consents required in clause (ii) of the third preceding sentence, at the request of the Lessor or such purchaser, as the case may be, the Lessee shall agree to (A) at the expense of such purchaser or the Lessor, as the case may be, continue to perform under and maintain in full force and effect the Project Contracts and pay all sums received under the Project Contracts to such third party or the Lessor, as the case may be, (B) at the expense of such third party or the Lessor, as the case may be, and subject to the receipt of indemnification reasonably acceptable to the Lessee, take all actions requested by such third party or the Lessor, as the case may be, with respect to such Project Contracts (including all actions with respect to the enforcement of the Lessee's rights and remedies under such Project Contracts), and (C) not amend, modify, supplement, waive a provision of, grant any consent under or terminate any such Project Contract without the prior written consent of such third party or the Lessor, as the case may be.

(j)   No right referred to in this Section 14 intended to be exclusive, but each shall be cumulative and in addition to any other right referred to above or otherwise available to the Lessor at law or in equity, and the exercise in whole or in part by the Lessor of any one or more of such rights shall not preclude the simultaneous or later exercise by the Lessor of any or all such other rights.

(k)   No waiver by the Lessor of any Termination Event hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Termination Event.

(l)   With respect to the termination of this Lease as a result of any Termination Event Trigger, to the extent permitted by applicable law, the Lessee hereby waives any and all rights to recover or regain possession of the Project or to reinstate this Lease as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

SECTION 15.   LOSS OF OR DAMAGE TO THE PROJECT

(a)   The Lessee hereby assumes all risk of loss of or damage to the Project arising or occurring on or after the Effective Date, however caused. No loss of, or damage to, the Project shall impair any obligation of the Lessee under this Lease, which shall continue in full force and effect regardless of such loss or damage. The foregoing shall not be construed as requiring the Lessee to repair the Project when it is not otherwise required to do so under paragraphs (b) or (c) of this Section 15.

(b)   In the event of damage of any kind whatsoever to the Project (unless the same is damaged beyond repair) the Lessee, at its own cost and expense, shall place the same in good operating order, repair, condition and appearance. The Lessee's right to any proceeds paid under any insurance policy or policies required under Section 10 of this Lease with respect to any such damage to the Project which has been so placed by the Lessee in good operating order, repair, condition and appearance is governed by paragraph (i) of Section 10 hereof.

(c)   If, on or after the Effective Date, (A) an Event of Loss shall occur, or (B) a Taking as described in paragraph (a) of Section 16 shall occur, then in any such event, (i) the Lessee shall promptly notify the Lessor in writing of such event, (ii) within one hundred eighty (180) days of such event the Lessee shall pay to the Lessor an amount equal to the Adjusted Acquisition Cost and (iii) the Lease Term or Renewal Term shall continue until the Lessor receives payment from the Lessee of the amount payable pursuant to this paragraph (c) including, without limitation, (1) all Basic Rent payable and accrued through the date of purchase, (2) any Additional Rent owing, (3) all amounts payable pursuant to Sections 11, 24 and 26 hereof, (4) all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by the Lessor by reason of such event and (5) all other amounts owing hereunder after taking into account the application under the Financing Arrangements of such payments hereunder, and shall thereupon terminate. Upon the payment by the Lessee of all amounts referred to in the immediately preceding sentence, (x)  insurance and condemnation proceeds up to an amount equal to the Adjusted Acquisition Cost of the Project (net of all collection costs), shall be paid by the Lessor to the Lessee, (y) the Lessee shall be subrogated to the Lessor's rights resulting from the events described in clauses (A) and (B) above, and (z) the Lessor shall deliver the documents described in paragraph (i) of Section 29 hereof, and the Lessor's rights and obligations in respect of the Ground Lease and any other Project Contract shall be assumed by the Lessee with the Lessor released from liability in respect thereof.

SECTION 16.   CONDEMNATION AND DEDICATION OF THE PROJECT; EASEMENTS

(a)   If, on or after the Effective Date, the use, occupancy or title to all or a substantial portion of the Project or all or a substantial portion of the Premises, is taken, requisitioned or sold in, by or on account of actual or threatened eminent domain proceedings or other action by any Person or Governmental Authority having the power of eminent domain (such events collectively referred to as a "Taking"), then the Lessee shall make the payment provided in, and the Lease Term or Renewal Term shall terminate as provided in, paragraph (c) of Section 15 hereof. The portion of the proceeds from any award or sale made in connection with such Taking attributable to the Lessor's interest in the Project shall be retained by the Lessor and, upon the payment by the Lessee of all amounts referred to in respect of clause (B) of paragraph (c) of Section 15 hereof, such amount shall be paid to the Lessee. A Taking shall be deemed to affect a "substantial portion" of the Project or the Premises if after such Taking the remainder is not sufficient to permit operation of the Project on a commercially feasible basis after taking into account the rental and other monetary obligations of the Lessee hereunder and under the Project Contracts.

(b)   If less than a substantial portion of the Project is subject to a Taking, then this Lease shall continue in effect as to the portion of the Project not taken and any net proceeds, so long as (i) no Potential Default, Event of Default, Termination Event or Event of Loss has occurred and is continuing, and (ii) the restoration of the Project is consistent with prudent business practices and that sufficient funds are available to complete such restoration, shall be paid to the Lessee for the restoration of the Project in accordance with paragraph (i) of Section 10 hereof; provided that, if either of the conditions set forth in clauses (i) or (ii) above are not satisfied, then the net proceeds shall be paid to the Lessor as security for the Lessee's obligations hereunder and if and to the extent that such proceeds are not applied to (or paid to the Lessee in reimbursement for) the restoration of the Project, the Adjusted Acquisition Cost shall be reduced by the Lessor by the amount of such proceeds. Thereupon, the Lessor shall adjust the Adjusted Acquisition Cost to reflect such reduction.

SECTION 17.   SURRENDER OF THE PROJECT

(a)   Subject to the provisions of Sections 12, 13, 15 and 19 hereof, upon termination of the lease of the Project under this Lease, the Lessee shall surrender the Project to the Lessor. The Project shall be surrendered in the condition required by paragraph (b) of Section 9.

(b)   Upon the surrender of the Project, the Lessee shall deliver to the Lessor or its designee all logs, manuals, inspection data, books and records or copies thereof and other information, which are necessary to operate the Project and which are in accordance with sound industry practice customarily retained (or that the Lessee actually did retain) or are required by law to be retained with respect to similar property and equipment, including, without limitation, all software and manuals applicable to the Project and all design plans, know-how, records and information used by the Lessee and the Operator during the prior 12 months of operation of the Project.

SECTION 18.   EVENTS OF DEFAULT

(A)   Events of Default. The occurrence of any of the following events of default shall constitute an "Event of Default" and shall give rise to the rights on the part of the Lessor described in Section 19 hereof:

(a)   Failure of the Lessee to pay amounts due to the Lessor at the time of any purchase, scheduled sale or deemed sale of the Project hereunder or under paragraph (c) of Section 15 hereof, or failure of the Lessee to pay Basic Rent, Make-Whole Premium or Modified Call Premium for more than five (5) days after such payment is due pursuant to Section 7 hereof or failure of the Lessee to pay any other amount payable by the Lessee hereunder for more than ten (10) days after such payment is due; or

(b)   Failure to maintain the insurance required by Section 10 hereof, or default in the performance of the covenants contained in paragraphs (ii)(a), (ii)(b), (ii)(c), (ii)(e), (ii)(f), (ii)(g)(ii) or (ii)(j) of Section 2, paragraph (f) of Section 8, paragraph (m) of Section 10 or Section 25; or

(c)   Default in the performance of any other obligation or covenant of the Lessee pursuant to this Lease or any Consent and (other than a default described in paragraph (b) of this Section 18(A), each of which shall not be subject to any grace period) the continuance of such default for thirty (30) days after the earlier of the date (i) the Lessee becomes aware of such default or (ii) written notice of such default shall have been given to the Lessee by the Lessor or Assignee specifying such default and requiring such default to be remedied; provided, if such default is of a nature that is not capable of being cured by the payment of money or cannot with due diligence be cured within such thirty (30) day period and, if the Lessee shall have diligently commenced curing such default and proceeds diligently and in good faith thereafter to complete curing such default, then the time within which such default may be cured shall be extended for such period (not to exceed ninety (90) days) as is necessary to cure such default; or

(d)   The occurrence of any event or circumstance relating to Environmental Matters (not otherwise covered under any other provision of this Section 18(A)) which could reasonably be expected to result in a Material Adverse Effect; or

(e)   Any representation or warranty made by the Lessee in this Lease or in any Consent or which is contained in any certificate furnished under or in connection with this Lease proves to be false, misleading or inaccurate on or as of the date made or deemed made, to the extent such false, misleading or inaccurate representation or warranty is material; or

(f)   (i) The Pledge Agreement ceases to be in full force and effect, (ii) the Lessee defaults in the performance of any obligation or covenant contained in the Pledge Agreement, any required notice of such default shall have been given, and any applicable grace period shall have expired, or (iii) the representation contained in the second and third sentences of paragraph (i)(p) of Section 2 shall at any time become untrue and, in the case of clause (iii) above, such default shall continue for five (5) days after the earlier of the date (A) the Lessee first gains actual knowledge that such representation is untrue or (B) written notice shall have been given to the Lessee by the Lessor or Assignee specifying that such representation is untrue; or

(g)   At any time prior to payment in full of all amounts owing under the Lessee Note, (i) the Lessee Note ceases to be in full force and effect, or (ii) the Lessee defaults in the due and punctual payment of any amount due under the Lessee Note; or

(h)   The entry of a decree or order for relief in respect of the Lessee by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee or of any substantial part of the Lessee's property, or ordering the winding up or liquidation of the Lessee's affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law and such decree or order remains unstayed and in effect for sixty (60) consecutive days; or the commencement against the Lessee of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days; or

(i)   The Lessee's insolvency (however evidenced) or the Lessee's admission of insolvency or bankruptcy, or the commencement by the Lessee of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by the Lessee to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee or of any substantial part of the Lessee's property, or the making by the Lessee of an assignment for the benefit of creditors, or the failure of the Lessee generally to pay their debts as such debts become due, or the taking of corporate action by the Lessee or the Guarantor in furtherance of any such action; or

(j)   (i) The Guaranty ceases to be in full force and effect prior to the termination thereof in accordance with its terms or the Guarantor asserts that the Guaranty is not in full force and effect, or (ii) an Event of Default (as defined in the Guaranty) described in clauses (b) through (h) thereof shall occur under the Guaranty; or

(k)   Any representation or warranty made by the Guarantor in the Guaranty or in any Consent or which is contained in any certificate furnished under or in connection with the Guaranty or this Lease proves to be false or misleading on or as of the date made or deemed made and which could reasonably be expected to result in a Material Adverse Effect; or

(l)   An Event of Default (as defined in the Guaranty) described in clause (a) thereof shall occur under the Guaranty; or

(m)   A default or event of default by the Lessee shall occur, the effect of which is that the holder or holders of any Indebtedness of the Lessee (other than the Lessee Note) having a then outstanding principal balance in excess of $25,000,000, causes or declares any of such Indebtedness of the Lessee to become due prior to its stated maturity under the provisions of any agreement or agreements pursuant to which such Indebtedness was created; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph (m) if the General Partner or its Affiliates, the Lessor's limited partners or their Affiliates or the lenders party to any Financing Arrangement or their respective Affiliates, either collectively or individually, has controlled (by vote, contract or otherwise) the acceleration of such Indebtedness prior to its stated maturity; or

(n)   The Lessee shall default in any payment of principal of or interest on any Indebtedness of the Lessee having a then outstanding principal balance in excess of $25,000,000, beyond the period of grace, if any, under the provisions of any instrument or instruments or agreement or agreements pursuant to which such Indebtedness was created; or

(o)   Final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall have been rendered against the Lessee by any court of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment or judgments shall not be effectively stayed.

(B)      Determination of Certain Events of Default. The Lessor acknowledges that in making a determination that an Event of Default has occurred under paragraph (c), (d), (e), (f), (j)(ii), (k) or (m) of this Section 18(A), to the extent the Lessor exercises discretion in making such determination, it shall exercise such discretion in a commercially reasonable manner.

SECTION 19.   RIGHTS UPON DEFAULT

(a)   Upon the occurrence and continuation of any Event of Default the Lessor may do any one or more of the following (subject to the provisions of paragraphs (a) and (c) of Section 13 of this Lease):

      (i)   terminate the lease of the Project hereunder;

      (ii)   whether or not the lease of the Project is terminated, take immediate possession of the Project and remove any equipment or property of the Lessor in the possession of the Lessee, wherever situated, and for such purpose, enter upon the Premises without liability to the Lessee for so doing;

      (iii)   whether or not any action has been taken under clause (i) or (ii) above, sell the Project (with or without the concurrence or request of the Lessee);

      (iv)   hold, use, occupy, operate, repair, remove, lease or keep idle the Project as the Lessor in its sole discretion may determine, without any duty to mitigate damages with respect to any such action or inaction or with respect to any proceeds thereof; and

      (v)   exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof.

(b)   Suit or suits for the recovery of any default in the payment of any sum due hereunder or for damages may be brought by the Lessor from time to time at the Lessor's election, and nothing herein contained shall be deemed to require the Lessor to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such default by the Lessee or no such termination or cancellation.

(c)   The receipt of any payments under this Lease by the Lessor with knowledge of any breach of this Lease by the Lessee or of any default by the Lessee in the performance of any of the terms, covenants or conditions of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

(d)   No receipt of moneys by the Lessor from the Lessee after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend the Lease Term or the Renewal Term, or affect any notice theretofore given to the Lessee, or operate as a waiver of the right of the Lessor to enforce the payment of Basic Rent, any Make-Whole Premium, Additional Rent or other charges payable hereunder, or operate as a waiver of the right of the Lessor to recover possession by proper suit, action, proceedings or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease, and the expiration of the time therein specified, if the default has not been cured in the meantime, or after the commencement of any suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of the Project, the Lessor may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment. Acceptance of the keys to the Project, or any similar act, by the Lessor, or any agent or employee of the Lessor, during the term hereof, shall not be deemed to be an acceptance of a surrender of the Project unless the Lessor and Assignee shall consent thereto in writing.

(e)   After any Event of Default, the Lessee shall be liable for, and the Lessor may recover from the Lessee, (i) all Basic Rent payable and accrued through the date of termination of this Lease, (ii) any Additional Rent, including, without limitation, any Make-Whole Premium or Modified Call Premium owing, (iii) all amounts payable pursuant to Sections 11, 24 and 26 hereof, (iv) all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes and all costs and expenses related to (1) the conduct of investigations, studies, sampling and/or testing of the Premises and (2) the taking of any action, including, without limitation, any remedial measures with respect to the Premises, each as required by an Assignee pursuant to the terms of a Financing Arrangement) sustained by the Lessor by reason of such Event of Default and the exercise of the Lessor's remedies with respect thereto, including without limitation, in the event of a sale by the Lessor of its interest in the Project pursuant to this Section 19, all costs and expenses associated with such sale and (v) all other amounts owing hereunder. The amounts payable in clauses (i) through (v) above are hereinafter sometimes referred to as the "Accrued Default Obligations".

   (f)   After an Event of Default, the Lessor may sell its interest in the Project upon any terms that the Lessor deems satisfactory, free of any rights of the Lessee or any Person claiming through or under the Lessee (including, without limitation, any rights hereunder or under the Agreement for Lease or the Project Contracts). In the event of any such sale, in addition to the Accrued Default Obligations, the Lessor shall be entitled to recover from the Lessee, as liquidated damages and not as a penalty, an amount equal to the Adjusted Acquisition Cost, minus the proceeds of sale received by the Lessor. Proceeds of sale (net of any unreimbursed costs or liabilities incurred by the Lessor or any Assignee with respect to the Project or Project Contracts after the termination of this Lease, which are not included in the Accrued Default Obligations (after taking into account any revenues received from the operation of the Project)) received by the Lessor in excess of the Adjusted Acquisition Cost shall be applied first, to the Accrued Default Obligations, second, to satisfy all Unrecovered Liabilities and Judgments and all other amounts required to be paid under this Section 19, and third, in payment to the Lessee; provided, however, that the Lessee shall remain liable from proceeds received pursuant to clause third above for any Unrecovered Liabilities and Judgments that arise after the payment of such excess proceeds to the extent such Unrecovered Liabilities and Judgments arise from or relate to acts or omissions occurring, or circumstances or conditions created or existing at any time as of or prior to the expiration or termination of this Lease.

   (g)   In the event of a sale pursuant to this Section 19, upon receipt by the Lessor of all amounts payable hereunder and under the Lessee Note, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Project to a purchaser other than the Lessee or to the Lessee, as the case may be.

   (h)   As an alternative to any such sale, or if the Lessee converts the Project after an Event of Default, or if the Project suffers an Event of Loss or Taking or is otherwise lost or destroyed at the time of or during the continuance of an Event of Default, in addition to the Accrued Default Obligations, the Lessor may require the Lessee to pay to the Lessor, and the Lessee shall pay to the Lessor, as liquidated damages and not as a penalty, an amount equal to the Adjusted Acquisition Cost plus an additional amount equal to 1.75% of the Adjusted Acquisition Cost. In the event the Lessor receives payment from the Lessee of the Adjusted Acquisition Cost of the Project plus an additional amount equal to 1.75% of the Adjusted Acquisition Cost, and the Accrued Default Obligations, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Project to the Lessee.

   (i)   In the event the Lessor is not paid an amount equal to the Adjusted Acquisition Cost and an additional amount equal to 1.75% of the Adjusted Acquisition Cost, plus the Accrued Default Obligations, then, in addition to the Lessor's other rights in this Section 19, the Lessee shall upon the Lessor's request (i) assign to the Lessor (or to an assignee designated by the Lessor or Assignee), at no cost, all right, title and interest of the Lessee in, to and under all Governmental Actions and Intellectual Property Rights needed for the equipping, maintenance, operation or use of the Project and obtained and held by the Lessee at that time, (ii) assign to the Lessor (or to a foreclosure purchaser designated by the Lessor or Assignee), at no cost, all right, title and interest of the Lessee in, to and under the Project Contracts, and in the event any additional consent of any party to a Project Contract is required as a precondition thereunder to an assignment to any other third party assignee designated by the Lessor or Assignee, use its best efforts to obtain any such required consent to such proposed non-foreclosure assignment and assumption of the Project Contracts; and (iii) assign to the Lessor, at no cost, all right, title and interest of the Lessee in, to and under all service agreements in existence at the time of such sale and transferable by the Lessee and any easements available to the Lessee and transferable by the Lessee in connection with the equipping, maintenance, operation or use of the Project. The Lessee acknowledges that it would be difficult to ascertain the value to the Lessor of the Lessee's agreement to assign, transfer or have reissued to the Lessor such Governmental Actions and Intellectual Property Rights, to assign such Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to the Lessor such service agreements and easements or to adequately compensate the Lessor by an award of damages for the Lessee's failure to assign to the Lessor such Governmental Actions and Intellectual Property Rights, to assign such Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to the Lessor such service agreements and easements, and that therefore the Lessor would not have an adequate remedy at law for breach by the Lessee of its agreement hereunder to the Lessor. Accordingly, the Lessee acknowledges that the Lessor shall be entitled to obtain specific performance of the Lessee's obligation to assign to the Lessor such Governmental Actions and Intellectual Property Rights, to obtain such consents to such assignment and to assign to the Lessor the service agreements and easements. In the event the Lessee fails to obtain any consents required in clause (ii) of the third preceding sentence, at the request of the Lessor or such purchaser, as the case may be, the Lessee shall agree to (A) at the expense of such purchaser or the Lessor, as the case may be, continue to perform under and maintain in full force and effect the Project Contracts and pay all sums received under the Project Contracts to such third party or the Lessor, as the case may be, (B) at the expense of such third party or the Lessor, as the case may be, and subject to the receipt of indemnification reasonably acceptable to the Lessee, take all actions requested by such third party or the Lessor, as the case may be, with respect to such Project Contracts (including all actions with respect to the enforcement of the Lessee's rights and remedies under such Project Contracts), and (C) not amend, modify, supplement, waive a provision of, grant any consent under or terminate any such Project Contract without the prior written consent of such third party or the Lessor, as the case may be.

(j)   No remedy referred to in this Section 19 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity, and the exercise in whole or in part by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all such other remedies.

(k)   No waiver by the Lessor of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

(l)   With respect to the termination of this Lease as a result of an Event of Default, to the extent permitted by applicable law, the Lessee hereby waives any and all rights to recover or regain possession of the Project or to reinstate this Lease as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

SECTION 20.   SALE OR ASSIGNMENT BY LESSOR

(a)   The Lessor shall have the right to obtain equity and debt financing for the acquisition and ownership of the Project by selling or assigning its right, title and interest in any or all amounts due from the Lessee or any third party under this Lease and granting a security interest in this Lease and the Project to the Collateral Trustee or a lender or lenders under a Financing Arrangement, notice of the identity of which shall be given to the Lessee; provided that, any sale or assignment by the Lessor shall be made consistent with the terms of this Lease and shall be subject to the rights and interests of the Lessee under this Lease and the Agreement for Lease.

(b)   Any Assignee shall, except as otherwise agreed by the Lessor and such Assignee, have all the rights, powers, privileges and remedies of the Lessor hereunder, and the Lessee's obligations as between itself and such Assignee hereunder shall not be subject to any claims or defense that the Lessee may have against the Lessor. Upon written notice to the Lessee of any such assignment, the Lessee shall thereafter make payments of Basic Rent, any Make-Whole Premium, Additional Rent and other sums due hereunder to Assignee, to the extent specified in such notice, and such payments shall discharge the obligation of the Lessee to the Lessor hereunder to the extent of such payments. Anything contained herein to the contrary notwithstanding, no Assignee shall be obligated to perform any duty, covenant or condition required to be performed by the Lessor hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of the Lessor, unless and until Assignee has taken possession of the Premises or the Project or otherwise foreclosed upon the Lessor's interest therein or accepted a conveyance in lieu of foreclosure of the Premises or the Project pursuant to a Financing Arrangement.

SECTION 21.   INCOME TAXES

The Lessor agrees that it will not file any Federal, state or local income tax returns or state or local sales tax returns during the Lease Term or any Renewal Term with respect to the Project that are inconsistent with the treatment of the Lessee as owner of the Project for Federal, state and local income tax purposes and state and local sales tax purposes and the characterization of the transactions contemplated by the Financing Arrangements as a secured loan.

SECTION 22.   NOTICES AND REQUESTS

All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder or under any other instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by express courier service (including, without limitation, Federal Express, Emery, DHL, Airborne Express, and other similar express delivery services), (c) in the event overnight delivery services are not readily available, if mailed through the United States Postal Service, postage prepaid, registered or certified with return receipt requested, or (d) if sent by telecopy and confirmed; provided that, in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clause (a), (b) or (c) of this Section 22. All notices shall be effective upon receipt by the addressee; provided, however, that, if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving written notice to the other party in the manner set forth herein. The initial addresses of the parties hereto are as follows:

If to the Lessor:

LMB Funding, Limited Partnership
c/o ML Leasing Equipment Corp.
Controller's Office
95 Greene Street, 7th Floor
Jersey City, New Jersey 07302

Attention:   Kira Toone Meertens
Telephone:   (201) 671-0334
Facsimile:   (201) 671-4511

 With a copy to:

ML Leasing Equipment Corp.
95 Greene Street, 7th Floor
Jersey City, New Jersey 07302

Attention:   William Fuhs
Facsimile:   (201) 671-4511

If to the Lessee:

Lower Mount Bethel Energy, LLC
c/o PPL Global, LLC
11350 Random Hills Road, Suite 400
Fairfax, VA 22030

Attention:   Chief Counsel
Telephone:   (703) 293-2614
Facsimile:   (703) 293-9227

With a copy of all notices under this Section 22 to Assignee at such address as such Assignee may specify by written notice to the Lessor and the Lessee.

SECTION 23.   COVENANT OF QUIET ENJOYMENT

During the Lease Term or any Renewal Term hereunder and so long as no Event of Default shall have occurred and be continuing, the Lessor recognizes the Lessee's right to quiet enjoyment of the Project on the terms and conditions provided in this Lease without any interference from the Lessor or anyone claiming through or under the Lessor.

SECTION 24   RIGHT TO PERFORM FOR LESSEE

(a)   If the Lessee fails to perform or comply with any of its covenants or agreements contained in this Lease, and any period to cure such failure has expired without the Lessee curing such failure, the Lessor may, upon notice to the Lessee but without waiving or releasing any obligations or default, itself perform or comply with such covenant or agreement, and the amount of the reasonable expenses of the Lessor incurred in connection with such performance or compliance shall be payable by the Lessee, not later than ten (10) days after written notice by the Lessor.

(b)   Without in any way limiting the obligations of the Lessee hereunder, the Lessee hereby irrevocably appoints the Lessor as its agent and attorney at the time at which the Lessee is obligated to deliver possession of the Project to the Lessor, to demand and take possession of the Project in the name and on behalf of the Lessee from whomsoever shall be at the time in possession thereof.

SECTION 25.   MERGER, CONSOLIDATION OR SALE OF ASSETS

The Lessee may not consolidate with or merge into any other corporation or sell all or substantially all of its assets to any Person, except that the Lessee may consolidate with or merge into any other entity which is an Affiliate of the Lessee, or sell all or substantially all of its assets to any Person which is an Affiliate of the Lessee; provided, that following such consolidation, merger or sale of assets, (a) the surviving entity or transferee Person shall assume, by execution and delivery of an assignment and assumption agreement reasonably satisfactory to the Lessor and Assignee, the obligations of the Lessee hereunder and become successor to the Lessee, (b) the Guarantor shall own beneficially and of record greater than fifty percent (50%) of the capital stock or membership interests of the surviving entity or transferee Person, (c) the Guaranty shall be applicable to the obligations under this Lease with respect to the surviving entity or transferee Person, and (d) no Potential Default or Event of Default shall occur by reason of giving effect to such merger, consolidation or sale. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessee and its respective successors and assigns.

SECTION 26.   EXPENSES

The Lessee shall pay all of the out-of-pocket costs and expenses incurred by the Lessor and any Assignee in connection with this Lease, including, without limitation, the reasonable fees and disbursements of counsel to the Lessor and counsel to any Assignee.

SECTION 27.   PERMITTED CONTESTS

(a)   The Lessee shall not be required, nor shall the Lessor have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent, charge or Lien, or to comply or cause the Project to comply with any Legal Requirements applicable thereto or the occupancy, use or operation thereof, so long as no Potential Default (unless such Potential Default is reasonably capable of being cured within the applicable grace period and could not reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of the Lessee to observe and perform its obligations under the Operative Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (c) the rights or interests of the Lessor or Assignee under the Operative Documents, the Guaranty or the Project Contracts) and no Event of Default, Termination Event, Event of Loss or Taking exists under this Lease, and, in the reasonable judgment of the Lessee's counsel, the Lessee shall have reasonable grounds to contest the existence, amount, applicability or validity thereof by appropriate proceedings, which proceedings (i) shall not involve any danger that the Project or any portion thereof or any Basic Rent or any Additional Rent would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, (ii) shall not affect the payment of any Basic Rent or any Additional Rent or other sums due and payable hereunder or result in any such sums being payable to any Person other than the Lessor or Assignee, (iii) will not subject either the Lessor or any Assignee to any danger of civil liability for which the Lessor or such Assignee is not adequately indemnified or subject the Lessor or any Assignee to any danger of criminal liability, (iv) if involving taxes, shall suspend the collection of the taxes (unless the Lessee has provided a bond for the full payment in dispute) and (v) shall not be prohibited by the provisions of any other instrument to which the Lessee or the Project is subject and shall not constitute a default thereunder (the "Permitted Contest"). The Lessee shall conduct all Permitted Contests in good faith and with due diligence and shall promptly after the final determination (including appeals) of any Permitted Contest (or, if earlier, upon any of the above criteria no longer being satisfied) pay and discharge all amounts which shall be determined to be payable therein. The Lessor shall, at no expense to the Lessor, cooperate in good faith with the Lessee with respect to all Permitted Contests conducted by the Lessee pursuant to this Section 27.

(b)   At least ten (10) Business Days prior to the commencement of any Permitted Contest, the Lessee shall notify the Lessor and Assignee in writing thereof if the amount in contest exceeds $1,000,000, and shall describe such proceeding in reasonable detail.

SECTION 28.   LEASEHOLD INTERESTS

(a)   The Lessee covenants and agrees to perform and to observe at all times prior to the expiration or termination of the Lease all of the terms, covenants, provisions, conditions and agreements of the Ground Lease on the Lessor's part as lessee and grantee thereunder to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of the Lessor as lessee under the Ground Lease and as grantee with respect to the Easements.

(b)   The Lessor and the Lessee agree that during the term of the Agreement for Lease and this Lease the Lessor shall have no obligation or responsibility to provide services or equipment required to be provided or repairs or restorations required to be made in accordance with the provisions of the Ground Lease by the tenant or grantee thereunder. The Lessor shall in no event be liable to the Lessee during the term of the Agreement for Lease and this Lease nor shall the obligations of the Lessee hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the Lessor as the tenant under the Ground Lease or as grantee with respect to the Easements in providing such services or equipment or making such restorations or repairs and such failure or delay shall not constitute a basis for any claim against the Lessor during the term of the Agreement for Lease and this Lease or any offset against any amount payable to the Lessor under this Lease.

SECTION 29.   MISCELLANEOUS

(a)   All agreements, indemnities, representations, warranties, covenants, and the obligation to pay Basic Rent, any Make-Whole Premium or Modified Call Premium, Additional Rent and other amounts contained in this Lease shall survive until the expiration or other termination of this Lease, provided that (i) any obligations under this Lease accrued at the time of or related to periods prior to such expiration or other termination (including, without limitation, any obligation to pay Unrecovered Liabilities and Judgments) shall survive such expiration or other termination, and (ii) any obligation under this Lease which is expressly provided to be performed after or to survive the expiration or termination of this Lease shall survive the expiration or other termination hereof.

(b)   This Lease and the instruments, documents or agreements referred to herein constitute the entire agreement between the parties and no representations, warranties, promises, guarantees or agreements, oral or written, express or implied, have been made by any party hereto with respect to this Lease or the Project, except as provided herein or therein.

(c)   This Lease may not be amended, modified or terminated, nor may any obligation hereunder be waived orally, and no such amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing, signed by the party against whom enforcement thereof is sought. A waiver on one occasion shall not be construed to be a waiver with respect to any other occasion.

(d)   The captions in this Lease are for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Any provision of this Lease which is prohibited by law or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties hereto shall negotiate in good faith appropriate modifications to reflect such changes as may be required by law, and, as nearly as possible, to produce the same economic, financial and tax effects as the provision which is prohibited or unenforceable; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Lessee and the Lessor hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect. THIS LEASE HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK. THE LESSEE AND THE LESSOR AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LAW OF THE STATES OF NEW YORK AND PENNSYLVANIA, THIS LEASE, AND THE RIGHTS AND DUTIES OF THE LESSEE AND THE LESSOR HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. EACH OF THE LESSEE AND LESSOR HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LESSEE AND THE LESSOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS LEASE OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE THE LESSOR OR ANY ASSIGNEE OR THE LESSEE FROM OBTAINING JURISDICTION OVER ONE ANOTHER IN ANY COURT OTHERWISE HAVING JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LESSEE AND THE LESSOR AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EACH OF THE LESSEE AND THE LESSOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS LEASE OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE LESSOR AND THE LESSEE EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATED TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE LESSOR AND THE LESSEE ACKNOWLEDGE THAT THE PROVISIONS OF THIS PARAGRAPH (D) OF SECTION 29 HAVE BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

(e)   In connection with any sale of the Project pursuant to Section 12, 13, 15 or 19 of this Lease, when the Lessor transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, the Lessor, but free of any Lessor Lien.

(f)   In connection with the sale or purchase of the Project pursuant to Section 12, 13, 15 or 19 of this Lease, the Lessee or the Guarantor shall pay or the Lessee shall cause the purchaser of the Project to pay, in addition to the purchase price, all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorneys' fees) in connection with the conveyance of the Project to the Lessee, the Guarantor or any purchaser.

(g)   The Lessor covenants that at all times during the term of this Lease, the Lessor's capitalization shall be such that at least three percent (3%) of its capitalization in accordance with GAAP (including interest required to be capitalized in accordance with GAAP on the principal outstanding on any Financing Arrangement, net of any fees paid to the equity investors and any affiliates of the equity investors) will consist of cash contributions from the Lessor's general partner and limited partners.

(h)   Each time that the Adjusted Acquisition Cost is increased or decreased pursuant to the terms of this Lease (other than a decrease in connection with the amortization of the Acquisition Cost of the Project as contemplated by this Lease), the Lessee and the Lessor shall promptly revise Exhibit D hereto to reflect such increase or decrease.

(i)   In connection with the purchase of the Project by the Lessee, the Guarantor or any third party pursuant to the provisions of this Lease, the Lessor shall deliver to the Lessee, the Guarantor or such third party, as the case may be, a bill of sale, deed or similar document assigning and conveying to the Lessee, the Guarantor or such third party, as the case may be, and the Lessee, the Guarantor or such third party, as the case may be, shall accept an assignment and conveyance of, the Lessor's interest in the Ground Lease, and each other Project Contract, such assignment, conveyance or other documents to be without warranty by, or recourse to, the Lessor, but free of any Lessor Lien (provided that the purchase price paid by the Lessee to the Lessor, exclusive of the other amounts payable hereunder in connection with such purchase, shall equal the Adjusted Acquisition Cost).

(j)   In the event of any Event of Default, the Lessee shall, to the extent required by the Lessor or Assignee, exercise all commercially reasonable efforts (i) to provide the Lessor (or a designated assignee of the Lessor or Assignee) with all manuals and other documents relating to the services to be provided by the Operator under the Project Contracts necessary to enable the Project to operate on commercially reasonable terms, (ii) to provide the Lessor (or a designated assignee of the Lessor or Assignee) with any Project Contracts and Intellectual Property Rights not assigned to the Lessor (or a designated assignee of the Lessor or Assignee) pursuant to the applicable terms hereof that are necessary to enable the Project to operate on commercially reasonable terms, (iii) to provide the Lessor (or a designated assignee of the Lessor or Assignee) with any permits, licenses or other Governmental Actions (to the extent not already provided to such party by the Lessee or Guarantor) that are necessary to enable the Project to operate on commercially reasonable terms in connection with its operation as an EWG and the sale of electricity at wholesale, including, without limitation, all permits, licenses or other Governmental Actions required to enable such party to operate the Project on commercially reasonable terms as an EWG in connection with the sale of electricity at wholesale, and (iv) to negotiate in good faith with the Lessor (or a designated assignee of the Lessor or Assignee), or exercise all commercially reasonable efforts to locate a third party reasonably acceptable to the Lessor and Assignee who is capable of operating the Project for the Lessor (or a designated assignee of the Lessor or Assignee), to operate the Project for the Lessor (or such designated assignee of the Lessor or Assignee), for fair market value compensation for such services. The Lessee's obligations contained in this paragraph (j) shall survive the expiration or other termination of this Lease until the Lessor receives payment of (1) all amounts payable pursuant to this Lease and the Agreement for Lease, (2) all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by the Lessor hereunder with respect to the Project, (3) all amounts owing under the Financing Arrangements and (4) any unreimbursed costs incurred by the Lessor or Assignee with respect to the Project or the Project Contracts after the term of this Lease.

SECTION 30.   NO RECOURSE

The Lessor's obligations hereunder are intended to be the obligations of the limited partnership and of the corporation which is the general partner thereof only and no recourse for the payment of any amount due from the Lessor under this Lease, the Ground Lease, any Project Contract or any other agreement contemplated hereby, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of the Lessor or any incorporator, shareholder, officer, director or Affiliate, as such, past, present or future of such corporate general partner or of any corporate limited partner or of any successor corporation to such corporate general partner or any corporate limited partner of the Lessor, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of the Lessor or any other subsidiary or Affiliate of any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate. Nothing contained in this Section 30 shall be construed to limit the exercise or enforcement, in accordance with the terms of this Lease, the Project Contracts and any other documents referred to herein, of rights and remedies against the limited partnership or the corporate general partner of the Lessor or the assets of the limited partnership or the corporate general partner of the Lessor.

SECTION 31.   NO MERGER OF ESTATES

There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Project by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the Project or any interest in such fee estate.

SECTION 32.   RELEASED LAND

(a)   The Lessor and the Lessee acknowledge that certain of the Land Improvement Contracts may require that title to certain improvements relating to the Project (the "Released Improvements") and the land on which such Released Improvements are or will be located (the "Released Land") be transferred to the Applicable Contracting Party pursuant to the provisions of the applicable Land Improvement Contract.

(b)   Upon the request of the Lessee, and provided that no Event of Loss, Termination Event, Event of Default or Potential Default under this Lease and no Event of Loss, Event of Default, Potential Default, Event of Project Termination or Potential Event of Project Termination under the Agreement for Lease has occurred and is continuing, the Lessor shall cooperate with the Lessee to transfer the Released Improvements and the Released Land, as applicable, to the Applicable Contracting Party in an "as is" condition without warranty or representation of any kind, and without recourse to the Lessor, if (1) such transfer is required pursuant to the applicable Land Improvement Contract and (2) such transfer is customary in projects similar to the Project, including the release of the Released Improvements and/or the Released Land from the terms of this Lease, the Ground Lease and the provisions of any Financing Arrangements; provided, however, that after giving effect to such transfer and release (i) any such transfer or release will not cause the Project to fail to comply with the provisions of this Lease, the Agreement for Lease, the Construction Documents or the Project Contracts; (ii) the Lessor will have sufficient rights and interests in the Released Improvements and the Released Land as necessary to operate the Project in compliance with the provisions of this Lease, the Agreement for Lease, the Construction Documents and the Project Contracts, and (iii) such transfer and release will not (x) adversely impair the fair market value, utility, residual value or remaining useful life of the Project, or (y) materially adversely affect the ability of the Lessee to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts.

(c)   All Released Improvements are to be constructed in compliance with the terms of the applicable Land Improvement Contract, and all applicable terms, conditions and requirements of the Governmental Authorities.

(d)   The Lessor's release of the Released Improvements and/or the Released Land pursuant to any applicable Land Improvement Contract shall be subject to the satisfaction of the conditions set forth in this paragraph (d) and to the receipt by the Lessor and Assignee, in each case in form and substance reasonably satisfactory to the Lessor and Assignee, of the following documents:

      (i) an ALTA survey of the Premises showing a metes and bounds description of the portion of the Premises to be released as the Released Land and a metes and bounds description for the remainder of the Premises, which descriptions shall correspond to the legal descriptions set forth in the title endorsements referred to in clause (ii) below, the partial release and the deed to the Applicable Contracting Party;

      (ii) an endorsement to mortgagee's title insurance policy and Lessor's alternative lender's policy from Fidelity National Title Insurance Company of New York insuring the validity of the lien of the lender's mortgage, this Lease, the Agreement for Lease and the Ground Lease in the event of recharacterization, with respect to the remainder of the Premises, without any impairment due to the partial release, as well as a separate tax lot endorsement;

      (iii) evidence that the Applicable Contracting Party has agreed to the legal description of the Released Land in the partial release and deed to the Applicable Contracting Party;

      (iv) an opinion of counsel to the Lessee stating that the execution of such instrument of release is authorized or permitted by this Lease and the provisions of any Financing Arrangements and that all conditions precedent to such release under this Section 32 have been met; and

      (v) a copy of the fully executed deed, in recordable form, to the Applicable Contracting Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease to be executed and delivered as of the day and year first above written.

LMB FUNDING, LIMITED PARTNERSHIP By LMB Capital, Inc., its General Partner By:____________________________________ Name: Title:

LOWER MOUNT BETHEL ENERGY, LLC By:____________________________________ Name: Title:

Exhibit A -	Legal Description of Premises
Exhibit B -	List of Project Contracts
Exhibit C -	List of Permits and Project Authorizations
Exhibit D -	Semi-Annual Rent Component
Exhibit E -	Form of Insurance Broker Letter

Schedule 2(a) Limitation on Lessee Indebtedness
Schedule 2(f) Litigation Disclosure
Schedule 2(m) Environmental Disclosure

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES4

EXHIBIT B

LIST OF PROJECT CONTRACTS

  The Engineering, Procurement and Construction Contract, dated as of December 20, 2001, between the Lessor and the General Contractor.
  The Guaranty, dated as of December 20, 2001, by Foster Wheeler LLC to the Lessor, guaranteeing the obligations of the General Contractor under the EPC Contract.
  The Engineering Services Agreement, dated as of September 21, 2001, between the Lessor and the General Contractor, as amended by an Amended and Restated Engineering Services Agreement, dated as of November 19, 2001, between the Lessor and the General Contractor.
  The Power Transformers Contract, dated as of December 21, 2001, between Siemens Power Transmission & Distribution, Inc. and the Lessor.
  The Combined Cycle Power Island Equipment Supply Contract, dated as of August 11, 2000, between Siemens Westinghouse Power Corporation and the Lessor.
  The Ground Lease Agreement, dated as of December 21, 2001, between the Lessee, as ground lessor, and the Lessor, as ground lessee.
  The Operation and Maintenance Agreement for the Lower Mount Bethel Energy Project Sewage Treatment Facility, dated July 13, 2001, between Lower Mount Bethel Township and PPL Generation, LLC.
  The Land Development Improvements Agreement to be entered into by and between Lower Mount Bethel Township and the Lessor.
  The Interconnection Service Agreement, dated as of August 8, 2001, between PJM Interconnection, L.L.C. and the Lessor.
  The Memorandum of Understanding, dated December 3, 1999, between PPL Corporation (successor-in-interest to PP&L Resources, Inc.) and the Lessee, as assigned to PPL Martins Creek, LLC pursuant to an Assignment and Assumption Agreement dated as of the date hereof.
  The Reimbursement, Construction and Ownership Agreement to be entered into by and between the Lessor and PPL Interstate Energy Company.
  The Gas Transportation Agreement to be entered into by and between PPL Interstate Energy Company and the Lessor.

EXHIBIT C

LIST OF PERMITS AND PROJECT AUTHORIZATIONS

Permit	Issuing Agency	Description	Need	Status

Alternate Fuels Capability	DOE	Baseload facilities fueled by natural gas	Construction	Self certifying 10-12-01

Toxic Chemical Release Inventory Reporting	EPA	Actual Release of Hazardous Materials	Operation	To be filed if necessary

Notice of Proposed Construction or Alteration	FAA	Construction of Object Capable of Affecting Navigable Air Space	Construction	To be filed

Air Quality Plan Approval	PDEP	Air Quality permitting and new source review	Construction	Permit # 48-328-00410-29-01; under appeal

Air Quality Operating Permit	PDEP	Operation of an air contamination source	Operation	To be filed

Title IV Acid Rain Operating Permit	PDEP	Fossil fuel generation units > 25 MW	Operation	To be filed

Air Quality Plan Approval	PDEP	Air quality permitting to convert Martins Creek Station combustion turbines from oil to gas-fired	Operation	To be filed

Air Quality Operating Permit Modification	PDEP	Modification to PM-10 limit for Auxiliary Boiler 4B at Martins Creek Station	Operation	Permit # 48-00011 3-31-01

ERCs for NOx and VOC	PDEP	Emission reduction credits	Operation	To be obtained

Allowances for NOx	PDEP	Emission allowances	Operation	To be obtained

Allowances for SOx	EPA	Emission allowances	Operation	To be obtained

Water Quality Management Plan	PDEP	Wastewater treatment facility modifications	Construction	To be filed
Part II Permit

NPDES Permit for Industrial Wastewater	PDEP	Discharge of Industrial Wastewater	Operation	Permit # PA 0012823 8-6-01

Preparedness, Prevention, And Contingency Plan	PDEP	Required as part of NPDES permit	Operation	To be filed

NPDES General Storm Water Construction Permit	PDEP	Discharge of Storm Water	Construction	Issued

Sewage Disposal Permit	PDEP	On site sanitary sewage disposal	Operation	Permit # T092557 8-29-01

Public Water Supply	PDEP	Potable water supply distribution	Construction	To be filed

Storage Tanks	PDEP	Underground or above ground storage tanks	Construction	To be filed

Spill Prevention Control and Countermeasure Plan	PDEP	Prevention of releases of regulated substances from tanks	Operation	To be filed

Consumptive Water Use	DRBC	Withdrawal of water	Construction	Docket # D-99-54 3-7-00

Consumptive Water Use	DRBC	Drought Operating Plan	Operation	To be filed

Stack Approval	PDOT	Construction of object affecting navigable air space	Construction	To be filed

Archeological and Historical Review	PHMC	Activities that impact archeological or historical resources	Construction	4-6-98

Review of Threatened or Endangered Species	PDNI		Construction	8-30-99

Fire Safety Approval	Local Fire Marshal	Issuance of building or occupancy permits	Construction Operation	To be filed

Site Plan Approval	LMBT/NC	Site Development	Construction	10-26-01

Special Exception to Zoning Ordinance	LMBT		Construction	2-21-01; as modified on 7-13-01; under appeal

Building Permit	LMBT	Construction of foundations and structures	Construction	11/30/01

Occupancy Permit	LMBT	Construction and occupancy of foundations and structures	Operation	To be filed

E&S Control Plan	NC	Soil erosion and sedimentation control	Construction	10-4-01

Building Plan Approval	PDLI	Building Plans	Construction	To be filed

Occupancy Permit	PDLI	Conformance with Approved Building Plans	Operation	To be filed

Generator Identification Number	PDEP/EPA	Hazardous Waste Generation	Operation	To be filed

Section 32 of PUHCA	FERC	Exemption of wholesale generators from holding company regulation	Operation	To be filed

Section 205 of FPA	FERC	Market-based rate authority/market-based tariff	Operation	To be filed

FPA	FERC	Disclaimer of jurisdiction over passive owner Of FERC jurisdictional facilities	Operation	To be filed

Interconnection Approvals	PJM	Interconnection with power grid	Operation	To be filed

ACOE	Army Corps of Engineers
DOE	Department of Energy
EPA	US Environmental Protection Agency
FAA	Federal Aviation Administration
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
NPDES	National Pollutant Discharge Elimination System Program
PHMC	Pennsylvania Historical and Museum Commission
PDEP	Pennsylvania Department of Environmental Protection
PDLI	Pennsylvania Department of Labor and Industry
PJM	PJM Interconnection, LLC
PNDI	Pennsylvania Natural Diversity Inventory
PDOT	Pennsylvania Department of Transportation
PUHCA	Public Utility Holding Company Act
DRBC	Delaware River Basin Commission
LMBT	Lower Mount Bethel Township
NC	Northampton County

EXHIBIT D

SEMI-ANNUAL RENT COMPONENT

[As of the date of this Lease, there is no Semi-Annual Rent Component.]

EXHIBIT E

FORM OF INSURANCE BROKER LETTER

_______ __, ____

State Street Bank, as Collateral Trustee
(the "Trustee") for the Benefit of the Holders
(the "Holders") of LMB Funding, Limited Partnership's
Senior Notes due 20__; and

LMB Funding, Limited Partnership

Re:   Insurance review with respect to the Lease Agreement (the "Lease") between LMB Funding, Limited Partnership ("Funding"), as lessor and Lower Mount Bethel Energy, LLC ("Energy"), as lessee; and the Agreement for Lease (the "AFL") between Funding, as owner and Energy, as agent, each with respect to the Project (as defined in the Lease)

We have been provided with execution copies of the AFL and Lease and have reviewed the relevant parts of Section 9.3 of the AFL and Section 10 of the Lease, respectively. Based on our review, we can confirm that Energy's insurance coverage currently in place complies in all respects with the insurance requirements of [Section 9.3(a) of the AFL and the applicable provisions of Section 10 of the Lease] [OR] [Sections 10(b), (c)(ii), (c)(iv), (f) and (l) of the Lease]. The attached certificate(s) of insurance duly evidence Energy's insurance currently in place as required by [Section 9.3(a) of the AFL and the applicable provisions of Section 10 of the Lease] [OR] [Sections 10(b) , (c)(ii), (c)(iv), (f) and (l) of the Lease].

We can confirm that the deductible limits set forth in [Section 9.3(a) of the AFL] [OR] [Section 10(b) of the Lease] are based on the lowest amounts which are reasonably and commercially available in the insurance industry relating to entities owning and/or operating electric generating facilities as of the date of this letter.

We can also confirm that the requirements of [Section 9.3(a) of the AFL] [OR] [Section 10(b) of the Lease] are adequate and reasonable for the protection of the interests in the Project of Energy, Funding, the Collateral Trustee, the Holders and any other lender that may take a security interest in the Project and that the insurance required to be maintained is comparable in all respects with insurance carried by responsible owners and operators of properties similar to the Project.

Very truly yours,

SCHEDULE 2(a)

LIMITATION ON LESSEE INDEBTENESS

Subordinated Indebtedness shall be issued pursuant to, or evidenced by, an instrument containing provisions for the subordination of such Subordinated Indebtedness to all Senior Indebtedness of the Lessee, substantially as follows (without limitation as to further, not inconsistent, provisions if so desired):

SUBORDINATION OF INDEBTEDNESS.

General.

Notwithstanding any provision of this agreement or this Subordinated Note to the contrary, payments of the principal of and premium, if any, and interest on this Subordinated Note shall be subordinate and in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness (as defined below) of the Lessee to the extent and in the manner provided in this Section.

Effects of Certain Defaults in Respect of Senior Indebtedness.

If the Lessee shall default in the payment of any principal of, or premium, if any, or interest on or other amount with respect to the Agency Agreement, the Agreement for Lease, the Lease and the Lessee Note and any unsubordinated Indebtedness specifically permitted by such documents (collectively "Senior Indebtedness") when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or if any other default or event of default with respect to any such Senior Indebtedness shall have occurred (each of the foregoing a "Senior Default"), and unless and until such Senior Default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment by the Lessee from any source whatsoever shall be made on account of the principal of, or premium, if any, or interest on or other amount with respect to, this Subordinated Note.

Limitation on Acceleration.

At any time when any Senior Indebtedness is outstanding, this Subordinated Note may not be declared to be due and payable before its stated maturity unless all Senior Indebtedness has become due and payable, whether automatically or by declaration, before its stated maturity and such declaration has not been rescinded.

Insolvency, Etc.

In the event of any liquidation, reorganization, dissolution, winding up or composition or readjustment of the Lessee or its securities (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation, receivership proceedings, or upon a general assignment for the benefit of the Lessee's creditors or any other marshalling of the assets and liabilities of the Lessee, or otherwise), all Senior Indebtedness (including any claim for interest thereon accruing at the contract rate after the commencement of any such proceedings and any claim for additional interest that would have accrued thereon but for the commencement of such proceedings, whether or not, in either case, such claim shall be enforceable in such proceedings) shall first be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash or cash equivalents, securities or other property, is made in respect of this Subordinated Note, and any cash, securities or other property which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Subordinated Note directly or indirectly by the Lessee from any source whatsoever shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including claims for interest and additional interest as aforesaid) shall have been paid in full in cash or cash equivalents.

Turnover of Payments.

If (a) any payment or distribution shall be collected or received by the holder of this Subordinated Note in contravention of any of the terms of this Subordinated Note and prior to the payment in full in cash or cash equivalents of all Senior Indebtedness at the time outstanding and (b) any holder of such Senior Indebtedness (or any authorized agent thereof) shall have notified the holder of this Subordinated Note of the facts by reason of which such collection or receipt so contravenes this Subordinated Note, the holder of this Subordinated Note will deliver such payment or distribution, to the extent necessary to pay all such Senior Indebtedness in full in cash or cash equivalents, to the holders of such Senior Indebtedness and, until so delivered, the same shall be held in trust by the holder of this Subordinated Note as the property of the holders of such Senior Indebtedness.

No Prejudice or Impairment.

No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of this Subordinated Note by any act or failure to act on the part of the Lessee. Nothing contained herein shall impair, as between the Lessee and the holder of this Subordinated Note, the obligation of the Lessee to pay to the holder hereof the principal hereof and premium, if any, and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or, except as provided herein, prevent the holder of this Subordinated Note from exercising all rights, powers and remedies otherwise permitted by applicable law or thereunder upon the happening of an event of default in respect of this Subordinated Note, all subject to the rights of the holders of Senior Indebtedness as provided in this Section to receive cash, securities or other property otherwise payable or deliverable to the holder of this Subordinated Note directly or indirectly by the Lessee from any source whatsoever.

Payment of Senior Indebtedness, Subrogation, etc.

Upon the payment in full in cash or cash equivalents of all Senior Indebtedness, the holder of this Subordinated Note shall be subrogated to all rights of the holders of such Senior Indebtedness to receive any further payments or distributions applicable to Senior Indebtedness until this Subordinated Note shall have been paid in full in cash or cash equivalents, and, for the purposes of such subrogation, no payment or distribution received by the holders of Senior Indebtedness of cash, securities, or other property to which the holder of this Subordinated Note would have been entitled except for this Section shall, as between the Lessee and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holder of this Subordinated Note, on the other hand, be deemed to be a payment or distribution by the Lessee on account of Senior Indebtedness.

Holder of Senior Indebtedness May Make Filings and Vote Claim, etc.

The holder of this Subordinated Note hereby (a) authorizes the holder or holders of at least a majority of the aggregate unpaid principal amount of all Senior Indebtedness, after the occurrence and during the continuance of any event described in Section 1.4, (i) to execute, verify, deliver and file any proofs of claim, consents, assignments or other instruments which any holder of Senior Indebtedness may at any time reasonably require in order to provide and realize upon any rights or claims pertaining to this Subordinated Note and (ii) to vote claims belonging to the holder of this Subordinated Note and (b) appoints any Person designated for such purpose by the holder or holders of at least a majority of the unpaid principal amount of all Senior Indebtedness as its attorney-in-fact for all such purposes.

Miscellaneous.

The subordination provisions contained in this Subordinated Note are for the benefit of the holders of Senior Indebtedness and, so long as any Senior Indebtedness is outstanding under any agreement, may not be rescinded, cancelled or modified adversely to the interests of the holders of Senior Indebtedness without the prior written consent thereto of the holders of the requisite percentages of Senior Indebtedness as provided in such agreements under which any Senior Indebtedness is outstanding.

SCHEDULE 2(f)

LITIGATION DISCLOSURE

[TO BE PROVIDED BY LESSEE ON THE EFFECTIVE DATE OF THIS LEASE]

SCHEDULE 2(m)

ENVIRONMENTAL DISCLOSURE

[TO BE PROVIDED BY LESSEE ON THE EFFECTIVE DATE OF THIS LEASE]